SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported) March 27, 1997

                               ASPEN BANCSHARES, INC.
                               ----------------------
                  (Exact name of registrant as specified in charter)


              Colorado                0-19376                 84-1068527
              --------                -------                 ----------
              (State or Other       (Commission                     (IRS
              Jurisdiction of      File Number)                 Employer
              Incorporation or                                Identific-
              Organization)                                        ation
                                                                    No.)

           534 East Hyman Avenue,  PO Box 3677,  Aspen, Colorado 81612
           -----------------------------------------------------------
             (Address of principal executive offices)      (Zip Code)

        Registrant's telephone number, including area code (970) 925-6700

                                         N/A
                                         ---
         (Former name or former address, if changed since last report.)


         Item 5.  Other Events

                 The Registrant  files hereby its  Financial Statements,
            including its Management's Discussion and Analysis of Financial Condition and Results of Operations and Guide 3 information (Statistical Disclosure by Bank Holding Companies) for the year ended December 31, 1996.

        Item  7.     Financial   Statements,  Pro   Forma  Financial
            Information and Exhibits

                 The   Registrant   includes  herewith   its   Financial
            Statements, including Management's Discussion and Analysis of Financial Condition and Results of Operations and Guide 3 information (Statistical Disclosure by Bank Holding Companies) for the year ended December 31, 1996.

                 (c)    Exhibits

                      27.0  Financial Data Schedule




             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS

     The Company
     -----------

          Aspen Bancshares, Inc., (the Company) is a bank holding company whose principal assets are the common stock of Pitkin County Bank and Trust Company (Pitkin), a commercial bank organized in 1979, the common stock of Centennial Savings Bank, F.S.B. (Centennial), a thrift originally created in 1905, and the common stock of Val Cor Bancorporation, Inc., (Val Cor) a bank holding company formed in December, 1982. Val Cor owns 99.1% of the outstanding common stock of Valley National Bank (Valley), a national bank headquartered in Cortez, Colorado. At December 31, 1996, the Company had total assets of $450.6 million, total deposits of $398.9 million and total shareholders' equity of $31.1 million. This represents significant growth over the year ended December 31, 1990, when the Company's total assets were $80.8 million, total deposits were $72.9 million, and total shareholders' equity was $6.6 million. This growth has resulted from growth in western Colorado generally, through the acquisition of Centennial on October 5, 1993, which more than doubled the Company's size, and the acquisition of Val Cor on June 18, 1996. The Company was incorporated under Colorado law on July 24, 1987 and became a registered bank holding company through the ownership of Pitkin on June 30, 1988. The Company's principal office is located at 534 East Hyman Avenue, Post Office Box 3677, Aspen, Colorado 81612, and its phone number is (970) 925-6700.

          The following analysis of the Company's financial condition and results of operations as of and for the years ended December 31, 1996, 1995 and 1994 should be read in conjunction with the consolidated financial statements of the Company and detailed information presented elsewhere herein.

     Overview
     --------

          At December 31, 1996, the Company operated banking facilities in nine Colorado communities and one New Mexico community. On June 18, 1996, the Company acquired all of the stock of Val Cor. Valley has three branches in
     Colorado: two located in Cortez and one located in Dolores. Valley continues to operate under its present name and charter as a separate subsidiary of Val Cor. The total purchase price was approximately $10.4 million including acquisition expenses. Pursuant to the Second Amended Acquisition Agreement and Plan of Merger dated January 12, 1996, Val Cor's stockholders received from the Company $32.653 in cash for each share of Val Cor common stock owned by them or $10.0 million in the aggregate. The Company funded the acquisition through a combination of bank debt of $6.5 million and cash on hand.

          The Company's net income for 1996 was $4.086 million compared with $4.683 million for 1995 and $4.048 million for 1994. This was a 12.7% decrease in 1996 over 1995 compared to a 15.7% increase in 1995 over 1994. Net income per share was $1.07, fully diluted, in 1996, versus $1.25, fully diluted, in 1995. The Company's earnings for the year ended December 31, 1996 were negatively affected by a one-time SAIF assessment for Centennial of $1.008 million. Also affecting earnings during 1996 were changes in the accounting for bad debt for tax purposes which resulted in additional income tax expense of approximately $130,000 for Centennial.

          The Company's assets at December 31, 1996 totaled $450.6 million, representing an increase of 29.1% when compared to assets of $349.1 million at December 31, 1995. This increase is primarily due to the acquisition of Val Cor in June, 1996 as well as overall growth in western Colorado. Loans increased 26.1% or $65.9 million from $252.8 million in 1995 to $318.7 million in 1996 and decreased 2.8% or $7.2 million from $260.0 million in 1994 to 1995. Investment securities increased 85.3% from $42.2 million in 1995 to $78.2 million in 1996 due to the acquisition of Val Cor and investment of excess funds.

          The Company's fixed assets increased 22.1% to $9.5 million at December 31, 1996 from $7.8 million at December 31, 1995 The increase is primarily due to the acquisition of Val Cor.

          During the year ended December 31, 1996, the Company's accrued interest receivable increased 42.3% to $3.1 million at December 31, 1996 from $2.1 million at December 31, 1995. The increase relates to the increases in investment securities and loans.

          Deposits increased 33.0% to $398.9 million at year-end 1996 compared to $300.0 million at year-end 1995. Borrowings declined 1.9% to $16.0 million at year-end 1996, from $16.3 million at December 31, 1995. These borrowings consisted primarily of Federal Home Loan Bank advances totaling $10.1 million at December 31, 1996 and are collateralized by loans and securities. A $6.5 million bank loan was taken out in 1996 to help finance the Val Cor acquisition and was reduced to $5.9 million by year-end 1996.

     Line of Business
     ----------------

          Historically, substantially all of the net income of the Company and its subsidiaries, Pitkin, Centennial, and Valley, has been derived from the banking and thrift line of business. The income of Valley has only been included since the acquisition date of June 18, 1996. Information as to the consolidated revenues of the Company during the last three fiscal years is summarized below:

                                            December 31,
                               1996            1995            1994
                               ----            ----            ----
                                          (in thousands)
                                   % of            % of             % of
                           Amount  Total  Amount   Total  Amount   Total
                          ------- ------- ------- ------- ------- -------
     Interest Income:
     Loans Receivable
       Real Estate       $ 17,538  49.91% $18,441  60.75% $16,577   65.26%
       Commercial           6,268  17.84%   2,601   8.57%   1,084    4.27%
       Installment/Other    4,712  13.41%   3,247  10.70%   2,157    8.49%
                          -------  ------ -------  ------ -------   ------
               Sub-Total   28,518  81.15%  24,289  80.02%  19,818   78.01%
     Investment Securities
       Taxable              3,322   9.45%   3,296  10.86%   3,368   13.26%
       Obligations of
       States and Political
       Subdivisions           187   0.53%     152   0.50%     180    0.71%
                          -------  ------ -------  ------ -------   ------
               Sub-Total    3,509   9.99%   3,448  11.36%   3,548   13.97%
       Deposits in Banks       58   0.17%      65   0.21%      53    0.21%
       Federal funds Sold     782   2.23%      63   0.21%     194    0.76%
                          -------  ------ -------  ------ -------   ------
       Total Interest
       Revenue             32,867  93.53%  27,865  91.80%  23,613   92.95%

     Non-interest Income:
      Service Charges and
      Other                 2,053   5.84%   1,612   5.31%   1,634    6.43%
      Gain (Loss) on Sale
      of Assets               221   0.63%     877   2.89%     156    0.61%
                          -------  ------ -------  ------ -------   ------
              Sub-Total     2,274   6.47%   2,489   8.20%   1,790    7.05%
                          -------  ------ -------  ------ -------   ------
       Total Operating
       Revenue            $35,141 100.00% $30,354 100.00% $25,403  100.00%
                          ======= ======= ======= ======= =======  =======


     Results of Operations
     ---------------------

     Net Interest Income

          Net interest income, the primary source of the Company's earnings, is the amount generated by interest income from interest-earning assets, primarily loans and investment securities, less interest expense for the
     funds required to support these assets.   The following table shows the
     average balances on a daily basis on assets, liabilities and shareholders' equity for the years indicated (in thousands).

                                                  Twelve Months Ended
                               December 31, 1996    December 31, 1995  December 31, 1994
                               -----------------    -----------------  -----------------
                             Average Income Yield/ Average Income Yield/ Average Income Yield/
                             Balance Expense Rate  Balance Expense Rate  Balance Expense Rate
                             ------- ------- ----  ------- ------- ----  ------- ------- ----
 ASSETS
 Interest-earning Assets:
  Interest-Bearing Deposits
   in Financial Institutions $1,359    $58 4.27%   $1,521    $65  4.27%  $1,767     $53 3.00%
  U.S. Treasury and
    Agency Securities        26,315  1,522 5.78%   26,649  1,456  5.46%   32,197  1,768 5.49%
  Tax Exempt Securities       4,254    187 4.40%    3,448    152  4.41%    3,726    204 5.48%
  Other Securities           29,165  1,800 6.17%   28,479  1,840  6.46%   30,927  1,576 5.10%
  Federal Funds Sold         14,548    782 5.38%    1,253     63  5.03%    5,671    194 3.42%
  Loans (1)                 305,091 28,518 9.35%  261,408 24,289  9.29%  243,264 19,818 8.15%
  Other real estate owned         -      -              -      -              74      -
                            ------- ------ -----  ------- ------  -----  ------- ------ -----
     TotalInterest-
     Earning Assets         380,732 32,867 8.63%  322,758 27,865  8.63% 317,626 23,613 7.43%
                            ------- ------ -----  ------- ------  ----- ------- ------ -----
 Cash and Due from Banks     11,378                 8,971                8,597
 Premises and Equipment       8,651                 8,594                8,567
 Accrued Interest Receivable  2,824                 2,188                1,865
 Allowance for Loan Losses   (2,755)               (2,191)              (2,149)
 Net Unrealized Gain (Loss)
  on Securities Available
  for Sale                   (1,311)               (1,802)              (1,363)
 Other Assets                 6,704                 4,104                1,617
                           --------              --------             --------
     Total Assets          $406,223              $342,622             $334,760
                           ========              ========             ========

LIABILITIES AND SHAREHOLDERS'EQUITY
 Interest-Bearing Liabilities:
  Demand Deposits          $130,093 $4,223 3.25% $118,477 $3,704 3.13% $146,045  4,339 2.97%
  Savings Deposits           23,137    672 2.90%   20,057    609 3.04%   22,102    664 3.00%
  Time Deposits
   Over $100,000             52,945  3,142 5.93%   35,783  1,969 5.50%   21,949    713 3.25%
  Other Time Deposits       105,080  6,015 5.72%   78,071  4,050 5.19%   66,440  2,582 3.89%
  Other Borrowings           23,949  1,485 6.20%   30,962  1,939 6.26%   23,060  1,288 5.59%
                            ------- ------ -----  -------  ----- -----   ------ ------ -----
   TotalInterest-Bearing
     Liabilities            335,204 15,537 4.64%  283,350 12,271 4.33%  279,596  9,586 3.43%
                            ------- ------ -----  ------- ------ -----  -------  ----- -----
 Noninterest-Bearing
  Deposits                   38,203                29,489                28,799
 Other Liabilities            3,033                 3,826                 4,266
 Shareholders' Equity        29,783                25,957                22,099
                            -------               -------               -------
  Total Liabilities and
   Shareholders' Equity    $406,223              $342,622              $334,760
                           ========              ========              ========
      Net Interest Income          $17,330               $15,594                $14,027
                                   =======               =======                =======
      Net Interest Spread                  3.99%                 4.30%                 4.01%
      Net Interest Margin                  4.55%                 4.83%                 4.42%

(1)Includes Loans Held for Sale


          Net interest income increased by 11.1% to $17.330 million from $15.594 million in 1996 compared to 1995. This was the result of an increase in average interest-earning assets to $380.7 million in 1996 from $322.8 million in 1995. The net interest margin decreased to 4.55% in 1996 from 4.83% in 1995. The net interest spread, which is the difference between the rate earned on interest-earning assets minus the rate paid on interest-bearing liabilities, also decreased in 1996 compared to 1995 from 4.30% to 3.99%. The decrease in the net interest margin and the net interest spread is primarily due to an increase in the rates paid on interest-bearing liabilities.

          The following table sets forth a summary of the changes in net interest income resulting from changes in volume and changes in rates for the dates indicated.

                            Year 1996 over Year 1995  Year 1995 over Year 1994
                              Volume   Rate    Yield/   Volume  Rate  Yield/
                               (1)      (2)    Total      (1)    (2)  Total
                              -----    ----    -----    ------  ----  -----
Increase (Decrease) in Interest Income:
 Interest-Bearing Deposits
  in Financial Institutions   $(7)     $(0)     $(7)     $(11)   $23    $12
 U.S. Treasury and
  Agency Securities           (19)      85       66      (303)    (9)  (312)
 Tax Exempt Securities         35       (0)      35       (12)   (40)   (52)
 Other Securities              42      (82)     (40)     (158)   422    264
 Federal Funds Sold           715        4      719      (222)    91   (131)
 Loans (3)                  4,083      146    4,229     1,686  2,785  4,471
                            -----    -----    -----     -----  -----  -----
Total Interest-Earning
  Assets                   $4,849     $153   $5,002      $980 $3,272 $4,252
                           ======     ====   ======     ===== ====== ======

Increase (Decrease) in Interest Expense:
 Demand Deposits              377      142     519      (862)    227   (635)
 Savings Deposits              89      (26)     63       (62)      7    (55)
 Time Deposits Over
  $100,000                  1,018      155   1,173       761     495   1,256
 Other Time Deposits        1,546      419   1,965       603     865   1,468
 Other Borrowed Money        (435)     (19)   (454)      495     156     651
                            ------    -----  -----     -----   -----   -----
Total Interest-Bearing
 Liabilities               $2,596     $670  $3,266      $935  $1,750  $2,685
                           ======    =====  ======      ====  ======  ======
Increase (Decrease) in Net
 Interest Income           $2,253    $(517) $1,736       $45  $1,522  $1,567
                           ======    ====== ======      ===== ======  ======

(1)Represents the difference between the average balance times the current year average rate.
(2)Represents the difference between the average rate times the prior year average balance.
(3)Loans held for sale are included.

          Total average interest-earning assets increased 18.0% or $58.0 million during 1996 to $380.7 million compared to $322.8 million during 1995. Average interest-bearing liabilities increased $51.9 million or 18.3% during 1996 to $335.2 million from $283.4 million during 1995. As a result of an increase in interest-earning assets, interest income increased $5.002 million or 18.0% to $32.867 million in 1996 from $27.865 million in 1995. The average rate paid on interest-bearing liabilities increased to 4.64% in 1996 compared to 4.33% in 1995, resulting in an increase in interest expense of $3.266 million or 26.6% to $15.537 million in 1996 from $12.271 million in 1995.

          Total average interest-earning assets increased 1.6% or $5.1 million during 1995 to $322.8 million compared to $317.6 million during 1994. Average interest-bearing liabilities increased $3.8 million or 1.3% during 1995 to $283.4 million from $279.6 million during 1994. As a result of an increase in the average yield on interest-earning assets to 8.63% in 1995 compared to 7.43% in 1994, interest income increased $4.252 million or 18.0% to $27.865 million in 1995 from $23.613 million in 1994. The average rate paid on interest-bearing liabilities increased to 4.33% in 1995 compared to 3.43% in 1994, resulting in an increase in interest expense of $2.685 million or 28% from $9.586 million in 1994.


     Provision for Loan Losses

          The reserve for loan losses in 1996 was $3.217 million which is an increase of 46.4% over $2.197 million in 1995, due primarily to the acquisition of Val Cor. The percentage of the reserve for loan losses to total loans was 1.00% on both December 31, 1996 and December 31, 1995. The ratio of reserve for loan loss to non-performing loans was 165.0% on December 31, 1996 and 174.4% on December 31, 1995. Net charge-offs were $30,000 in 1996 compared to $17,000 in 1995. Additions to the reserve for loan losses increased in 1996 to $145,000 from $36,000 in 1995.


     Non-interest Income

          Non-interest income decreased $215,000 or 8.6% from $2.489 million in 1995 to $2.274 million in 1996 and increased $699,000 or 39.1% from $1.790 million in 1994 to 1995. Service charges on deposit accounts increased $279,000 or 36.3% in 1996 to $1.047 million compared to $768,000 in 1995 and other fees and charges increased $162,000 or 19.2% to $1.006 million from $844,000 for the same period. Gain on sale of loans increased $41,000 or 11.3% in 1996 compared to 1995. The increase in non-interest income in 1995 over 1994 was primarily due to a gain of $501,000 on the sale of a building by Centennial. Gain on sale of loans increased 183.6% to $363,000 in 1995 compared to $128,000 in 1994. Service charges on deposit accounts increased 12.6% or $86,000 to $768,000 in 1995 over $682,000 in
     1994.


     Non-interest Expense

          Non-interest expense increased $2.568 million or 23.7% to $13.408 million in 1996 compared to $10.840 million in 1995. Salaries and benefits expense increased $771,000 or 13.8% to $6.371 million in 1996 compared to $5.600 million in 1995. With the acquisition of Val Cor, the number of full time employees increased to 208 at December 31, 1996 compared to 165 at December 31, 1995. Insurance and supervisory fees increased $970,000 or 144.6% in 1996 compared to 1995. Effective September 30, 1996, omnibus banking legislation was passed which included extensive regulatory relief for banks and thrifts and provisions to help resolve problems of the
     Savings Association Insurance Fund (SAIF). The deposits of Centennial are insured by the SAIF. The legislation required a one-time special assessment based on assessable deposits at March 31, 1995. This assessment for Centennial ($1.008 million) is included in insurance and supervisory fees expenses as of December 31, 1996. Insurance and supervisory fees decreased by $149,000 or 18.2% in 1995 compared to 1994 primarily due to a decrease in FDIC premiums for Pitkin.


     Income Taxes

          The Company's provision for income taxes in 1996 was $1.965 million reflecting a 32.5% tax rate, as compared to $2.524 million in 1995 which reflected a 35.0% tax rate. The decrease in the effective tax rate from 1995 to 1996 was due mainly to an increase in tax-exempt interest income. The Company's provision for income taxes in 1994 was $2.085 million which reflected a 34.0% tax rate. The increase in the effective tax rate from 1994 to 1995 was due mainly to a decrease in tax exempt interest income.


     Certain Trends

       The Company's primary service area, particularly Aspen, and to a lesser extent Durango, has a winter economy based on skiing which is greatly affected by weather conditions. If weather conditions are good, the skier visits are usually up which results in improvement in the local economy. If weather conditions are poor and skier visits are down, the local economy can suffer. The snowfall in November and December 1996 was above normal and in fact, by the end of January 1997, Aspen's snowfall equaled what it had received during all of the 1995-1996 ski season. December 1996 retail sales were up 7.3% in Aspen and up 9.87% in Snowmass compared to the same month in 1995. The 1993-1994 and 1994-1995 ski seasons were normal in terms of snowfall, and during both December 1993 and 1994, Pitkin County sales tax revenues were up each year from December 1992. In 1996, deposit insurance premiums were increased due to the one-time special assessment on Centennial's SAIF insured deposits, discussed in more detail at Non-interest Expense above. In 1995, FDIC insurance premiums decreased $91,000 or 29.0% compared to 1994. Other regulatory changes have been proposed which, if adopted, could likewise adversely impact the Company's operations.


      Liquidity and Capital Resources

         Shareholders' equity was $31.101 million, $27.298 million and $22.335 million at December 31, 1996, 1995 and 1994, respectively. The growth in equity has been the result of the retention of earnings and the acquisition of Val Cor in 1996. The Company's investment securities portfolio and its cash and due from banks serve as the primary sources of liquidity. Funds resulting from the maturing of investment securities provide funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing of investment securities, loan repayments and new deposits are invested in short-term earning assets such as federal funds sold, to serve as a future source of funding for loan growth. On December 31, 1996, 15.1% of the Company's deposits were in the form of time deposits of $100,000 and over, an increase of $7.9 million from $52.4 million in 1995 to $60.4 million in 1996. These deposits increased 78.0% or $23.0 million in 1995 compared to $29.5 million in 1994. If a large number of these time deposits matured at approximately the same time and were not renewed, the Company's liquidity could be adversely affected. Currently the maturities of the Company's large time deposits are spread fairly evenly throughout the year and the Company monitors maturities in an effort to minimize the potential adverse effect on liquidity. In the longer term, the ability of the Company to meet its cash obligations will depend substantially on its receipt of dividends from Pitkin, Centennial, and Val Cor which are limited by federal and state banking statutes, Office of Thrift Supervision (OTS) and Office of the Comptroller of the Currency (OCC) regulations. In addition, under federal and state law, the Company, as the shareholder of Pitkin, Centennial, and Val Cor, may be subject to assessment to restore capital to these entities should any become impaired.

         The liquidity ratio is one measure of a bank's ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. At year end 1996 and 1995, the liquidity ratio was 25.81% and 21.86%, respectively. As of December 31, 1996, the Company had cash obligations for bank debt of $5.875 million, which bears interest at 1.25% above prime rate (9.50% at December 31, 1996) and also has payable quarterly principal payments of $125,000 due March and June, 1997 with quarterly principal payments of $375,000 due thereafter until maturity. In February, 1997, the terms of this bank debt were renegotiated to bear interest at a fixed rate of 7%. Additionally, prepayments of principal by the Company shall be applied to the installments next due.

          Pitkin. Pitkin is a state chartered bank and a member of the Federal Reserve System. Its deposits are insured by the FDIC. Pitkin is subject to regulation, supervision and regular examination by the Colorado Division of Banking (CDB) and the Federal Reserve Bank (FRB). The ability of Pitkin to pay dividends is subject to the banking laws of the State of Colorado
     and to  the  powers of  the  CDB and  the  FRB.   Under  Colorado  law  and
     regulations of the FRB such dividends can only be paid from the retained earnings of the current year to date and the two previous years unless specifically approved by the CDB and the FRB.

          Centennial. As a federally chartered, SAIF-insured savings bank, Centennial is subject to extensive regulation by the OTS and the FDIC. The OTS, in conjunction with the FDIC, regularly examines Centennial. Lending activities and other investments must comply with various federal statutory and regulatory requirements. Centennial is also subject to certain reserve requirements promulgated by the FRB. The ability of Centennial to pay dividends is subject to approval from the OTS.

          Valley. Valley is a national bank and is subject to regulation by the OCC. The ability of Valley to pay dividends to Val Cor is subject to the banking laws of the OCC. The deposits of Valley are insured by the FDIC.

          Capital requirements. The Company and its subsidiaries are subject to the minimum capital requirements of the FRB, OTS, FDIC, CDB and OCC. As a result of these requirements, the growth in assets of the Company and its subsidiaries are limited by the amount of their respective capital accounts as defined by the regulatory agencies. Capital requirements may have no effect on profitability and the payment of dividends on the common stock of the Company and its subsidiaries. If the Company or its subsidiaries are unable to increase their assets without violating the minimum capital requirements or are forced to reduce assets, their ability to generate earnings would be reduced. Further, earnings may need to be retained rather than paid as dividends to shareholders.

          Since December 31, 1990, the Company has been subject to the FRB's new risk-based guidelines which require the Company to maintain a level of capital based on the risk of assets and off-balance sheet items. Assets and off-balance sheet items are placed into one of four risk categories. Assets in the first category, such as cash, have no risk and carry a zero percent risk-weight and require no capital support. Capital support is required for assets in the remaining three risk categories. These categories have a risk-weight of 20%, 50% and 100%, respectively.

          The Company's risk-based capital ratio is calculated by dividing its qualifying total capital base by its risk-weighted assets. Qualifying capital is divided into two tiers. Core capital (tier one) consists of common shareholders' equity capital, perpetual preferred stock (if cumulative, limited to one-third of the sum of core capital elements, excluding the perpetual preferred stock) and minority interests in equity capital accounts of consolidated subsidiaries. Supplementary capital (tier two) consists of, among other items, allowance for possible loan and lease losses, cumulative and limited-life preferred stock (unlimited), mandatory convertible securities and subordinated debt. Tier two capital qualifies as a part of the Company's total capital up to a maximum of 100% of the Company's tier one capital. Amounts in excess of these limits may be issued but are not included in the calculation of the risk-based capital ratio.

          Since December 31, 1992, the Company was expected to meet a minimum risk-based capital to risk-weighted assets ratio of 8%, of which at least 4% must be in the form of core capital. In addition, new leverage based guidelines require the Company to maintain core capital, as described above, equal to 4% of total assets. The Company's risk based and leveraged based capital ratios have been well in excess of those required by regulatory authorities. Should these ratios fall below the required levels in the future, the Company may have to cease paying dividends or raise additional capital or have its activities restricted by regulatory authorities.

          The following table shows  the Company's capital  ratios at the  dates
     indicated and  minimum  regulatory  requirements.   The  risk-based  ratios
     reflect the year-end 1996 regulatory guidelines.

                                                Unaudited             1996
                                              December 31,         Regulatory
                                          1996      1995    1994     Minimum
                                          ----      ----    ----   ----------
                                             (in thousands)
     Risk Based Capital                   10.39%   13.39%   12.38%    8.00%
     Tier One Risk Based Capital Ratio     9.30%   12.42%   11.16%    4.00%
     Tier One Leverage Ratio               6.12%    8.10%    7.08%    4.00%
     Total Assets                       $450,606 $349,123 $349,563     N/A
     Risk Adjusted Assets               $295,897 $225,924 $215,480     N/A


     Monetary Policy

           Pitkin and Valley are affected by the fiscal and monetary policies adopted by the FRB. Changes in the discount rate on member bank borrowings, availability of borrowings at the discount window, open market operations, the imposition of, and changes in, reserve requirements against member banks' deposits and the imposition of, and changes in, reserve requirements against certain borrowings by member banks and their affiliates are some of the instruments of monetary policy available to the FRB. These monetary policies influence to a significant extent the overall growth of bank loans, investments and deposits and the interest rates charged on loans or paid on time and savings deposits. The nature of future monetary policies of the FRB and the effect of such policies on the future earnings and business of Pitkin and Valley cannot be predicted.

          Savings associations such as Centennial have authority to borrow from the FRB discount window, but FRB policy generally requires savings associations to exhaust all OTS sources before borrowing from the FRB. Centennial had no discount window borrowings at December 31, 1996.


     Effects of Inflation

       A financial institution's asset and liability structure is substantially different from that of an industrial company, in that virtually all assets and liabilities are monetary in nature, and, therefore, the Company's operations are not affected by inflation in a material way. Other factors, such as interest rates and liquidity, exert greater influence on a bank's performance than does inflation. The effects of inflation, however, can magnify the growth of assets in the banking industry. If significant, this would require that equity capital increase at a faster rate than would otherwise be necessary. The Company has met the increased capital requirements in the past through the retention of earnings.


     Asset/Liability Management

       The objective of the Company's asset liability management is to manage interest sensitive assets and liabilities to maintain positive net interest margins, regardless of changes in market interest rates. Interest sensitive assets and liabilities, including both variable or adjustable rate instruments approaching maturity, are subject to repricing immediately or in the near term. An interest rate sensitivity gap arises when interest rates on assets change in a different time period from that of interest rates on liabilities. The interest rate sensitivity gap is the difference between total interest sensitive assets and total interest sensitive liabilities. If the interest rate sensitivity gap is positive during a period of rising interest rates or negative during a period of declining interest rates, net interest income will tend to increase. Conversely, if the interest rate sensitivity gap is negative during a period of rising interest rates or positive during a period of declining interest rates, net interest income will tend to decrease. The greater the gap, the greater the effect declining or rising interest rates will have on net interest income. If the gap is closed or matched, the effect on net interest income due to interest rate movements is reduced.

          The following table sets forth the Company's assets and liabilities outstanding at December 31, 1996, which are anticipated, based upon certain assumptions, to reprice or mature as shown.


                                Three    Three     Six     One Year   Over
                               Months   to Six  Months to  to Five    Five    Total
                               or Less  Months   One Year   Years    Years
                               -------  ------   --------   -----    -----    -----
     Interest Earning Assets
     -----------------------
     Interest Bearing Deposits
       in Financial Institutions   $322    $   -     $   -     $300    $    -    $622
     Investment Securities       34,715    1,929     6,020   24,822   11,915   79,401
     Federal Funds Sold          17,540        -         -        -        -   17,540
     Loans (1)                  109,947   24,909    61,808   86,879   39,075  322,618
                                -------   ------    ------   ------   ------  -------
     Total                     $162,524  $26,838   $67,828 $112,001  $50,990 $420,181

     Interest Bearing Liabilities
     ----------------------------
     Interest Bearing DDA      $150,269    $   -     $   -    $   -    $   - $150,269
     Savings Deposits            27,147        -         -        -        -   27,147
     Time Deposits $100,000
       and Over                  19,228   11,401     6,512   23,262        -   60,403
     Other Time                   7,724   17,432    30,048   58,790        -  113,994
     Federal Funds Purchased          -        -         -        -        -        -
     Other Borrowed Money             -    5,875         -   10,000      100   15,975
                               --------  -------   -------  -------    ----- --------
     Total                     $204,368  $34,708   $36,560  $92,052     $100 $367,788
                               ========  =======   =======  =======    ===== ========
     Interest Sensitivity
       Gap per Period         $(41,844) $(7,870)   $31,268  $19,949  $50,890  $52,393
     Cumulative Interest
       Sensitive Gap          $(41,844)$(49,714)  $(18,446)  $1,503  $52,393
     Cumulative Gap as a
       % of Total Assets        (9.29%) (11.03%)    (4.09%)    0.33%   11.63%
     Cumulative Interest Sensitive
      Assets as a % of Interest
      Sensitive Liabilities      79.53%   79.21%     93.31%  100.41%  114.25%

     (1)  Includes Loans Held for Resale





                       ASPEN BANCSHARES, INC. AND SUBSIDIARIES
                                      FORM 8-K
                                 GUIDE 3 INFORMATION
                                  DECEMBER 31, 1996


     The following information which is required under Guide 3 (Statistical Disclosure by Bank Holding Companies) should be read in conjunction with the Company's consolidated financial statements and notes thereto beginning on page 21.


     Statistical Information

     I. Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential

               This information is discussed in the management's discussion and analysis of financial condition and results of operations starting on page 4 through page 6 of this Form 8-K.

     II.  Investment Portfolio

               The Company's investment portfolio supplements income earned on loans. The investment portfolio is also used to structure maturities and repricing timetables in a flexible manner and to meet applicable requirements for pledging securities in connection with deposits of state and political subdivisions. The investment portfolio consists of U.S. Treasury securities, U.S. Government agency instruments, obligations of state and political subdivisions, and Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) stock. The following table summarized the amounts and the distribution of the Company's investment securities held as of the dates indicated.

                                                   December 31,
                                       1996             1995            1994

                                       -----           -----           -----
                                           % of             % of            % of
                                  Amount  Total   Amount   Total    Amount Total
                                  ------  ------  ------   ------  ------  -----
                                                  (in thousands)
     U.S. Treasury and Agency
       Securities                 $38,986   49.1% $16,742    38.7% $34,166 50.9%
     Obligations of State
       and Political Subdivisions   6,293    7.9%   2,710     6.3%   3,663  5.4%
     Mortgage Backed Securities    28,571   36.0%  20,215    46.7%  25,803 38.4%
     Other Securities               5,551    7.0%   3,595     8.3%   3,592  5.3%
                                  -------         -------          -------
        Total Book Value          $79,401         $43,262          $67,224
                                  =======         =======          =======
        Total Market Value        $78,170         $42,183          $63,005
                                  =======         =======          =======

          The following table sets forth the maturities by category of the Company's investment securities as of December 31, 1996.

                                              After    After
                                               One      Five
                                               Year    Years
                                             Through  Through   After
                                    One Year   Five     Ten      Ten     Total
                                    or Less   Years    Years    Years
                                    -------- -------  ----------------  -------
                                                  (in thousands)
     Available for Sale Securities:(1)
     ---------------------------------
     U.S. Treasury and Agency
       Securities                    $10,506  $18,793   $8,416   $1,271 $38,986
     Obligations of State
       and Political Subdivisions      1,516    2,476    1,699      602   6,293
     Corporate and Other Securities        -        -        -      101     101
                                     -------  -------  -------  ------- -------
        Total Debt Securities         12,022   21,269   10,115    1,974  45,380
     Marketable Equity Securities          -        -        -        -       -
     Other Equity Securities              46    1,016      124    4,264   5,450
                                     -------  -------  -------  ------- -------
        Total Equity Securities           46    1,016      124    4,264   5,450
     Mortgage Backed Securities        1,458    4,076    5,112   17,925  28,571
                                     -------  -------  -------  ------- -------
     Total                           $13,526  $26,361  $15,351  $24,163 $79,401
                                     =======  =======  =======  ======= =======
     Percentage Maturing this
     Period                           17.04%   33.20%   19.33%   30.43% 100.00%
     Weighted Average Yield,Computed
       on a Tax equivalent Basis       6.12%    6.03%    6.60%    6.44%   6.31%
     (1) On amortized cost basis


     III.   Loan Portfolio

          A.   Types of Loans

               At December 31, 1996, the Company had total loans outstanding of $322.6 million representing 80.9% of the Company's total deposits and 71.6% of total assets. This amount included loans held for resale of $684,000. The Company's loan portfolio consists primarily of real estate mortgage loans, real estate construction loans, commercial loans and installment loans. The following table shows a breakdown of the Company's loan balances at the dates indicated.

                                               December 31,
                                  1996             1995             1994
                                  -----            -----            -----
                                       % of             % of             % of
                              Amount  Total   Amount    Total   Amount   Total
                              ------  -----    ------   -----   ------   -----
                                              (in thousands)
   Loans:
     Real Estate Mortgage    $199,058 61.83%  $180,085  70.62% $212,172  80.94%
     Real Estate Construction  20,011  6.21%    11,870   4.66%    5,400   2.06%
     Commercial                46,763 14.53%    26,488  10.39%   20,141   7.68%
     Installment               56,102 17.43%    36,549  14.33%   24,441   9.32%
                             -------- ------  --------  ------ --------  ------
   Total Loans                321,934          254,992          262,154
     Less: Reserve for Loan
           Losses              (3,217)          (2,197)          (2,178)
                             --------         --------         --------
   Total Net Loans           $318,717         $252,795         $259,976
                             ========         ========         ========


               At December 31, 1996, the Company's average loan (excluding installment loans) was approximately $91,000 and carried a variable interest rate. Many factors, including a high level of resident migration to Colorado, the physical attractions of the mountain environment, cultural and athletic amenities, strict land use zoning and a limited supply of real estate available for development, have contributed to residential home and land price appreciation in the Company's primary service area in recent years.

               Mortgage Loans. The Company's mortgage loan portfolio consists of three types of loans. The term "real estate mortgage loan" encompasses both short-term to medium-term loans secured by real estate as well as the more traditional real estate mortgage. Conventional mortgage loans which are offered with terms of 15, 20 and 30 years with interest on either a fixed or adjustable rate basis, are underwritten in compliance with Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA)
          guidelines to ensure their salability in the secondary market. FHLMC and FNMA standards require that loan to value ratios not exceed 80% unless private mortgage insurance is in place in which case the loan to value ratio can be as high as 95%. Also considered conventional mortgage loans, the Company originates FHA and VA guaranteed loans. The Company will loan up to 95% loan to value on FHA loans and 100% loan to value on VA loans.

               Short-term to medium-term loans secured by real estate mature within five years but may have 15 to 30 year amortizations, or may be structured on an interest-only basis. This contrasts to the typical 15 to 30 year amortizing principal and interest loan usually associated with a real estate mortgage. These loans meet the medium-term financing needs of many of the Company's customers who are wealthy, part-time residents of Aspen. For this type of loan, the Company has a general practice of not lending in excess of 65% of the collateral value of improved real estate or 50% of the collateral value of unimproved real estate. Loan to value ratios are based on the lower of cost or appraised value. The Company's practice of financing short-term to medium-term real estate loans result in the Company having a loan portfolio that has shorter maturities than would normally be expected for an institution with a high percentage of its loans secured by real estate. Because of such maturities, the yield on loans and therefore the net interest income is subject to greater fluctuation than would otherwise be expected if typical real estate mortgage loans were being made. Home Equity Lines of Credit are principally secured by second priority deed on real property and are written within aggregate loan to value guidelines (including the first priority lien deed position) for up to a maximum of 80% of the lesser of cost or appraised value. The draw period for the line of credit is typically for a maximum of 5 years. The line is reviewed at the end of 5 years, and can either be extended for an additional 5 years as a line of credit or termed out on an amortizing basis over a maximum of 15 years.


               Construction Loans. Construction loans are primarily made based on first lien deed positions on real estate. Loan to value guidelines are typically based on the lesser of cost or appraised value and collateral margins range from 65% to 80%. Construction loans are principally backed up by a permanent mortgage loan takeout commitment issued by either of the Company's mortgage loan divisions or other well-known, acceptable mortgage lenders. Construction loan terms typically range from 9 months to a maximum of 18 months.

               Commercial Loans. Commercial loans consist of loans made for business purposes and loans made to individuals for the purchase of equipment and investment purposes. Loans to businesses range from one year to a maximum of 15 years. Collateral margins for loans to businesses range from 60% to 100% depending on type of collateral, strength of the borrower and personal guarantors. Consumer and private banking loans are made to individuals for the acquisition of tangible personal property.

               Installment Loans. Installment loans are loans made primarily to consumers and businesses for the acquisition of tangible property. The majority of consumer installment loans are for purchases of automobiles. Automobile loans are principally written at 90% loan to value ratios based on the lesser of purchase price or trade publication guidelines and for terms up to 5 years. Business installment loans are subject to the loan to value ratios and terms and conditions previously described. Personal Lines of Credit are unsecured, revolving lines of credit that are intended principally to provide overdraft protection for customers.

          The Company's underwriting guidelines are conservative and are based on historically safe and sound banking practices. All credit requests are reviewed with regard to the quality of the borrower's prior credit history, the financial strength and stability of the borrower and the cash flow available to support the debt service. The Company maintains strong collateral margins through striving to commit to credit requests at the lowest possible end of acceptable loan to value ranges. Customers who borrow for business purposes are typically required to provide periodic, updated financial statements at least annually, and their credit facilities are reviewed on an annual basis with regard to safety and soundness.

          B.  Maturities and Sensitivities of Loans to Changes in Interest Rates

               Final loan maturities and rate sensitivity of the loan portfolio before unearned income at the dates indicated, were as follows:

                                                December 31, 1996
                                                 One to   After
                                         Within   Five     Five
                                        One Year  Years   Years    Total
                                         ------  ------   ------   ------
                                                 (in thousands)
     Final Loan Maturities:
       Real Estate Mortgage             $118,338 $46,380  $35,024 $199,742
       Real Estate Construction           18,758   1,253        -   20,011
       Commercial                         27,337  14,187    5,239   46,763
       Installment                        22,900  26,247    6,955   56,102
                                        -------- -------  ------- --------
       Total (1)                        $187,333 $88,067  $47,218 $322,618
                                        ======== =======  ======= ========
     Loan Rate Sensitivity:
       Loans at Fixed Interest Rates     $25,985 $66,822  $47,218 $140,025
       Loans at Variable Interest Rates  160,525  21,245        -  181,770
       Nonaccrual Loans                      823       -        -      823
                                        -------- -------  ------- --------
       Total (1)                        $187,333 $88,067  $47,218 $322,618
                                        ======== ======= =======  ========
                                                December 31, 1995
                                                 One to   After
                                         Within   Five     Five
                                        One Year  Years   Years    Total
                                        -------  ------- -------  -------
     Final Loan Maturities:                      (in thousands)
       Real Estate Mortgage              $65,644 $13,031 $110,960 $189,635
       Real Estate Construction           11,630     240        -   11,870
       Commercial                         14,071   6,490    5,927   26,488
       Installment                         6,912  21,322    8,315   36,549
                                         ------- ------- -------- --------
       Total (1)                         $98,257 $41,083 $125,202 $264,542
                                         ======= ======= ======== ========
     Loan Rate Sensitivity
       Loans at Fixed Interest Rates     $18,119 $34,375  $45,675  $98,169
       Loans at Variable Interest Rates   80,138   6,708   79,527  166,373
       Nonaccrual Loans                        -       -        -        -
                                         ------- ------- -------- --------
       Total (1)                         $98,257 $41,083 $125,202 $264,542
                                         ======= ======= ======== ========
                                                December 31, 1994
                                                 One to   After
                                         Within   Five     Five
                                        One Year  Years   Years    Total
                                        -------  ------- -------  -------
     Final Loan Maturities:                      (in thousands)
       Real Estate Mortgage             $100,379 $71,886  $39,986 $212,251
       Real Estate Construction            4,551   1,905        -    6,456
       Commercial                         10,015   4,922      632   15,569
       Installment                         5,964  14,281    8,145   28,390
                                        -------- -------  ------- --------
       Total (1)                        $120,909 $92,994  $48,763 $262,666
                                        ======== =======  ======= ========
     Loan Rate Sensitivity:
       Loans at Fixed Interest Rates     $25,445 $45,428  $48,474 $119,347
       Loans at Variable Interest Rates   95,164  47,566      289  143,019
       Nonaccrual Loans                      300       -        -      300
                                        -------- -------  ------- --------
       Total (1)                        $120,909 $92,994  $48,763 $262,666
                                        ======== =======  ======= ========
     (1) Includes loans held for resale

          C.   Risk Elements

               Management of the Company believes that the risks associated with each category of loan outlined above are mitigated by its conservative underwriting guidelines and loan to value ratio guidelines. There is a risk of loss of any credit facility through default and subsequent borrower insolvency and collateral devaluation. Evidence of the strength of the Company's credit practices are reflected in the following table showing nonperforming loans for each of the three years ended December 31, 1996.

                                                  Real
                                                 Estate    Real Estate
                          Commercial  Consumer  Mortgage  Construction   Total
                          ---------- ---------  --------- ------------  ------
   December 31, 1996
   Nonaccrual Loans             $682       $ 86      $ 55         $  -   $  823
   Loans 90 Days or More
    Past Due                    $ 79       $141      $350         $599   $1,169

   December 31, 1995
   Nonaccrual Loans             $  -       $  -      $  -         $  -   $    -
   Loans 90 Days or More
    Past Due                    $398       $ 25      $837         $  -   $1,260

   December 31, 1994
   Nonaccrual Loans             $  -       $  -      $300         $  -   $  300
   Loans 90 Days or More
    Past Due                    $ 77       $  -      $ 91         $  -   $  168


          The following table summarizes nonperforming assets by category as of the dates indicated.

                                                   1996     1995    1994
                                                  ------   ------  ------
                                                      (in thousands)
     Nonaccrual Loans                                $823      $ -   $300
     Loans 90 Days Past Due and
        still Accruing Interest                     1,169    1,260    168
                                                   ------   ------ ------
       Total Nonperforming Loans                   $1,992   $1,260   $468
     Other Real Estate Owned                            -        -      -
       Total Nonperforming Assets                  $1,992   $1,260   $468
                                                   ======   ====== ======
       Nonperforming Loans to Total Ending Loans 0.62% 0.49% 0.18% Nonperforming Assets to Total Ending Loans
        and Other Assets Acquired                   0.62%    0.49%  0.18%

               Interest is not accrued on loans contractually past due 90 days or more as to interest or principal payments and as to which payment of principal and interest in full is not expected unless in the judgment of management the loan is well secured and losses are not expected.

               When a loan reaches non-accrual status, interest accruals are discontinued and prior accruals are reversed. The classification of a loan on non-accrual status does not necessarily indicate that the principal is uncollectible in whole or in part. A determination as to collectability is made by management of the Company on a case-by-case basis. Management considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect non-accrual loans. The final determination as to these steps is made on a case by case basis. Alternatives that are considered are foreclosure, collecting on guarantees, restructuring the loan or collection lawsuits.

               The following table presents interest that would have been recorded in each of the three years ended December 31, 1996 if non-accrual loans had been current in accordance with their original terms, and the amount of interest included in income for the same period.
                                               Twelve Months Ended
                                                   December 31,
                                               1996   1995    1994
                                              ------ ------  ------
                                                  (in thousands)
          Income if Loans were Current           $43     $32    $121
          Income Actually Recorded                $9     $32    $116


     IV.  Summary of Loan Loss Experience

          A.  Analysis of the Allowance for Loan Loss

               The following table shows certain information relating to the loan loss reserve and the actual loan losses of the Company for each of the three years ended December 31, 1996.

                                              December 31,
                                          1996    1995    1994
                                         ------  ------  ------
                                             (in thousands)
     Beginning Balance                    $2,197  $2,178  $2,074
     Charge-offs:
       Real Estate Mortgage                    -       -       -
       Real Estate Construction                -       -       -
       Commercial                              -      10      20
       Installment                           137       9      20
                                          ------  ------  ------
       Total Charge-offs                     137      19      40
     Recoveries:
       Real Estate Mortgage                    -       -      20
       Real Estate Construction                -       -       -
       Commercial                             46       -      62
       Installment                            61       2       6
                                          ------  ------  ------
       Total Recoveries                      107       2      88
       Net Charge-offs (Recoveries)           30      17    (48)
     Additions to Reserve Charged
       to Operating Expense                  145      36      56
     Other - Val Cor Balance at
     Acquisition                             905       -       -
                                          ------  ------  ------
       Ending Reserve Balance             $3,217  $2,197  $2,178
                                          ======  ======  ======
     Ratio of Net Charge-offs
     (Recoveries)
       to Average Loans Outstanding       0.01%   0.01%  (0.02%)
                                         ======= ======= =======

          B.   Allocation of Loan Loss Reserve

               The following table sets forth an allocation of the reserve for loan losses among categories as of the dates indicated. The following allocation table should not be interpreted as an indication of the specific amounts or the relative proportion of future changes to the allowance. Such a table is merely a convenient device for assessing the adequacy of the allowance as a whole. Unallocated loan loss reserves represent loan loss reserves established by management in addition to the allocated loan loss reserves deemed advisable by management as a result of an analysis of existing loans and historical trends. The Company may use unallocated loan loss reserves for losses on various types of loans as well as for losses from standby letters of credit, unused letters of credit, participations with recourse to the Company and other off-balance sheet commitments.


                                               December 31,

                                   1996            1995            1994
                                  ------          ------          ------

                                       % of            % of           % of
                              Amount   Total  Amount  Total   Amount  Total
                              ------  ------  ------  ------  ------ ------
                                              (in thousands)
     Real Estate Mortgage         $35    1.1%     $15    0.7%     $-    0.0%
     Real Estate Construction       -    0.0%       -    0.0%      -    0.0%
     Commercial                    27    0.8%      20    0.9%      3    0.1%
     Installment                   33    1.0%       4    0.2%      -    0.0%
     Unallocated                3,122   97.1%   2,158   98.2%  2,175   99.9%
                               ------  ------  ------  ------ ------  ------
       Total Loans             $3,217  100.0%  $2,197  100.0% $2,178  100.0%
                               ======  ======  ======  ====== ======  ======

            Management evaluates the loan loss reserve on a quarterly basis or more frequently, as needed. The evaluation of the reserve is done on a loan by loan basis for existing identified problems and unidentified potential problem credits including off-balance sheet commitments. Since projecting anticipated losses is not an exact science, management attempts to project reasonable estimates for amounts to be reserved both for specific, identified problem credits and anticipated but unidentified potential losses.

               Management applies a systematic methodology from period to period in determining the amount of potential losses to be reported and the related level of the allowance. Since the computation of the allowance for loan losses is a point in time computation, facts and circumstances can significantly change from period to period, which can cause fluctuations in both the reserve and the provision.

               Management believes that the reserve is adequate based upon several factors. The methodology utilized by the Company in computing the allowance takes into consideration the loan portfolio mix, types of problem credits noted in prior years, and the loan collateral and underwriting criteria currently being utilized by the Company.

     V.   Deposits

               The Company's primary sources of funds are deposits for lending and other investment purposes. The Company offers a variety of accounts for depositors designed to attract both short-term and long-term deposits. The Company's deposits consist of certificates of
          deposit  (CDs),  savings  accounts,  money  market  accounts,   NOW
          accounts and individual retirement accounts. These accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types or maturities of deposits.

               The following table presents the average balances for each major category of deposits and the weighted average interest rates paid for interest-bearing deposits for the periods indicated.

                                                 December 31,
                                    1996             1995             1994
                                   ------           ------           ------
                                                (in thousands)
                               Average Average Average  Average Average  Average
                               Balance  Rate   Balance   Rate   Balance   Rate
 Demand Deposits              $130,093   3.25% $118,477   3.13% $146,045   2.97%
 Savings Deposits               23,137   2.90%   20,057   3.04%   22,102   3.00%
 Time Deposits over $100,000    52,945   5.93%   35,783   5.50%   21,949   3.25%
 Other Time Deposits           105,080   5.72%   78,071   5.19%   66,440   3.89%
 Non-interest Bearing Deposits  38,203     N/A   29,489     N/A   28,799     N/A
                              --------         --------         --------
  Total                       $349,458         $281,877         $285,335
                              ========         ========         ========

               The following table shows, by the time remaining to maturity, the amounts of outstanding CD's issued in amounts of $100,000 or more at the dates indicated.

                                                    December 31.
                                             1996       1995       1994
                                            -----      -----      -----
                                                   (in thousands)
     Maturity Range:
     Three Months or Less                    $19,228    $19,495    $13,450
     Three Months through Six Months          11,401     12,110      7,033
     Six Months through Twelve Months          6,512      9,870      6,324
     Twelve Months and Over                   23,262     11,014      2,684
                                             -------    -------    -------
       Total                                 $60,403    $52,489    $29,491
                                             =======    =======    =======

     VI.   Return on Equity and Assets

            The following selected consolidated financial data is derived from the audited consolidated financial statements of the Company and should be read in conjunction with the Company's consolidated financial statements and the related notes beginning on page 21 hereto, management's discussion and analysis of financial condition and results of operations beginning on page 3 hereto, and other detailed information included elsewhere herein.

                                                December 31,
                                   1996     1995     1994    1993     1992
                                  ------   ------   ------  ------   ------
                                    (in thousands, except per share data)
   Income Statement Data:
     Interest Income              $32,867  $27,865  $23,613  $12,938  $8,280
     Interest Expense              15,537   12,271    9,586    4,658   3,098
                                  -------  -------  -------  ------- -------
   Net Interest Income             17,330   15,594   14,027    8,280   5,182
     Provision for Loan Losses        145       36       56      835     503
     Non-interest Income            2,274    2,489    1,790    1,075   1,132
     Non-interest Expense          13,408   10,840    9,628    4,623   3,030
                                  -------  -------  -------  ------- -------
   Income from Operations           6,051    7,207    6,133    3,897   2,781
     Provision for Income Taxes     1,965    2,524    2,085    1,332   1,034
                                  -------  -------  -------  ------- -------
   Net Income                      $4,086   $4,683   $4,048   $2,565  $1,747
                                  =======  =======  =======  ======= =======

   Per Share Data:
     (adjusted for stock splits)
     Net Income - Primary           $1.10    $1.37    $1.17    $0.82   $0.59
     Net Income - Fully Diluted      1.07     1.25     1.08     0.80   0.59
     Cash Dividends                  0.20     0.20     0.16     0.16    0.13
     Book Value                      8.36     7.00     5.36     5.01    4.30
      Actual Shares Outstanding     3,718    2,980    2,966    2,966   2,966
      Average Shares Outstanding-
          Primary                   3,603    3,093    3,064    3,033   2,966
          Fully Diluted             3,835    3,735    3,740    3,214   2,966

   Balance Sheet Data:
     Total Assets                $450,606 $349,123 $349,563 $324,539$142,262
     Total Loans                  322,618  264,542  262,666  214,314  85,782
     Reserve for Loan Losses        3,217    2,197    2,178    2,074     667
     Investment Securities         78,170   42,183   64,301   53,672  26,078
     Total Deposits               398,874  300,017  283,557  284,022 121,331
     Long-term Debt                15,975   16,285   17,636    8,400       -
     Shareholders' Equity          31,101   27,298   22,335   21,358  12,782

    Ratios: (unaudited)
     Return on Average Assets       1.01%    1.37%    1.21%    1.44%   1.61%
     Return on Average Equity       13.72    18.04    18.32    16.89   14.58
     Net Interest Margin             4.55     4.83     4.42     4.90    5.11
     Shareholders' Equity
       to Total Assets               6.90     7.82     6.39     6.58    8.98
     Net Charge-offs(Recoveries)
       to Average Loans              0.01     0.01   (0.02)     0.13    0.61
     Non-performing and Past Due
       Loans over 90 Days to
       Total Loans                   0.62     0.49     0.18     0.24    1.13
     Reserve for Loan Losses to
       Total Loans                   1.00     0.83     0.83     0.97    0.78
     Non-performing Assets to
       Total Loans and Other
       Assets Acquired               0.62     0.49     0.18     0.33    1.63

     VII.   Borrowings.

               Although deposits are the Company's primary source of funds,  the
          Company has utilized borrowings as an alternative or less costly source of funds or has invested borrowed funds at a positive rate of return. In addition, the Company has relied upon selected borrowings for short-term liquidity needs. The Company's main source of borrowings is advances from the FHLB of Topeka. Another source has been from repurchase agreements.

               Borrowings from the FHLB of Topeka may be used on a short-term basis to compensate for seasonal reductions in deposits or deposit inflows at less than projected levels and have been used in the past on a long-term basis to support lending activities.

               Long-term debt consisted of the following at December 31
          (in thousands).
                                                               1996       1995
                                                              ------     ------
     Federal Home Loan Bank advances, interest rates   from
      5.3% to 8.2% at December 31, 1996; various maturities
      through 2002; collateralized by loans                   $10,100   $14,785
     Bank debt, interest at 1.25% above prime rate (9.50%
      at December 31, 1996); quarterly principal and
      interest payments; collateralized by stock of Pitkin,
      Centennial, Val Cor and Valley                            5,875     1,500
                                                              -------   -------
       Total                                                  $15,975   $16,285
                                                              =======   =======

               These advances are collateralized by the capital stock of the FHLB held by the Company and certain of the Company's loans and investments. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The following table sets forth certain information as to the Company's short-term borrowings at the dates indicated.

                                            December 31,
                                      1996      1995      1994
                                     ------    ------    ------
                                           (in thousands)
          Maximum Balance
          ---------------
             FHLB Advances            $19,610   $15,135   $27,610
             Repurchase Agreements    $   145   $   230   $ 4,485
          Average Balance
          ---------------
             FHLB Advances            $15,843   $14,901   $ 7,967
             Repurchase Agreements    $    48   $   226   $ 2,322
          Ending Balance
          --------------
             FHLB Advances            $10,100   $14,785   $20,765
             Repurchase Agreements $ - $ 145 $ 230 Weighted Average Interest Rate of Short-Term Borrowings
          -------------------------------------------------------
             FHLB Advances              7.03%     5.95%     5.10%
             Repurchase Agreements      6.75%     6.75%     4.39%


     Selected Quarterly Financial Data
     ---------------------------------

          The selected quarterly financial data included below should be read in conjunction with the financial review and the financial statements included elsewhere in this report. In the opinion of management, all material adjustments necessary for a fair presentation of the results of operations for the interim periods have been made. All such adjustments were of a normal recurring nature (in thousands, except for per share and market data).

                                    Dec 31, Sep 30, Jun 30,Mar 31,
                                      1996   1996    1996    1996
                                     ------ ------  ------  ------
     Total interest income           $8,356  $9,218  $7,971 $7,321
     Total interest expense           4,286   4,359   3,509  3,382
                                     ------  ------  ------ ------
     Net Interest Income              4,070   4,859   4,462  3,939
     Provision for loan losses           33       -     103      9
                                     ------  ------  ------ ------
     Net Interest Income After
     Provision for Loan Losses        4,037   4,859   4,359  3,930
     Total non-interest income          804     737     532    725
     Total non-interest expense       3,927   4,491   2,834  2,680
                                     ------  ------  ------ ------
     Income Before Income Taxes         914   1,105   2,057  1,975
     Income taxes                        18     489     753    705
                                     ------  ------  ------ ------
     Net Income                        $896    $616  $1,304 $1,270
                                     ======  ======  ====== ======
     Net Income Per Share - Primary  $ 0.23  $ 0.16  $ 0.35 $ 0.36
                                     ======  ======  ====== ======
     Average shares outstanding       3,849   3,841   3,602  3,137
                                     ======  ======  ====== ======
     Net Income Per Share - Fully
     Diluted                         $ 0.23  $ 0.16  $ 0.34 $ 0.34
                                     ======  ======  ====== ======
     Average shares outstanding       3,849   3,841   3,828  3,780
                                     ======  ======  ====== ======
     Total dividends                 $  186  $  186  $  193 $  255
                                     ======  ======  ====== ======
     Market range: (1)
        High                         $20.00  $19.75  $16.50 $17.25
        Low                          $17.63  $15.75  $15.00 $13.23
        Close                        $19.13  $19.25  $16.50 $16.00

                                    Dec 31, Sep 30, Jun 30,Mar 31,
                                      1995   1995    1995    1995
                                     ------ ------  ------  ------
     Total interest income           $6,928  $7,178  $6,923 $6,836
     Total interest expense           3,140   3,262   3,025  2,844
                                     ------  ------  ------ ------
     Net Interest Income              3,788   3,916   3,898  3,992
     Provision for loan losses            9       9       9      9
                                     ------  ------  ------ ------
     Net Interest Income After
     Provision for Loan Losses        3,779   3,907   3,889  3,983
     Total non-interest income          942     734     390    423
     Total non-interest expense       2,895   2,728   2,558  2,659
                                     ------  ------  ------ ------
     Income Before Income Taxes       1,826   1,913   1,721  1,747
     Income taxes                       596     691     600    637
                                     ------  ------  ------ ------
     Net Income                      $1,230  $1,222  $1,121 $1,110
                                     ======  ======  ====== ======
     Net Income Per Share - Primary  $ 0.36  $ 0.36  $ 0.33 $ 0.32
                                     ======  ======  ====== ======
     Average shares outstanding       3,125   3,113   3,086  3,050
                                     ======  ======  ====== ======
     Net Income Per Share - Fully
     Diluted                         $ 0.33  $ 0.32  $ 0.30 $ 0.30
                                     ======  ======  ====== ======
     Average shares outstanding       3,768   3,755   3,729  3,693
                                     ======  ======  ====== ======
     Total dividends                 $  227  $  227  $  227 $  231
                                     ======  ======  ====== ======
     Market range: (1)
        High                         $14.88  $14.40  $13.40 $11.80
        Low                          $11.50  $12.70  $11.20  $8.80
        Close                        $13.38  $13.60  $13.40 $11.80

     (1)Note: Stock price quotations were obtained from National
        Association of Securities Dealers Automated Quotations
        NASDAQ) and were adjusted for the five for four split effected as a dividend.




       Board of Directors
       Aspen Bancshares, Inc. and Subsidiaries

       REPORT OF INDEPENDENT AUDITORS

       We have audited the accompanying consolidated statements of financial condition of Aspen Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aspen Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

       As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights during 1995 and certain investments effective January 1, 1994.







       Grand Junction, Colorado
       January 24, 1997



                        ASPEN BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           (in thousands, except share data)
                                                               December 31,
                                                               1996     1995
                                                             -------- --------
                                ASSETS
       Cash and due from banks, including interest bearing
         deposits of $222 at 1996 and $1,115 at 1995          $15,114   $11,144
       Certificates of deposit                                    400         -
       Federal funds sold                                      17,540    20,740
       Securities:
         Available for sale, at market                         78,170    42,183
       Loans held for resale (market value of $684 at 1996
         and $9,708 at 1995)                                      684     9,550
       Loans receivable (net of allowance for credit losses
         of $3,217 at 1996 and $2,197 at 1995)                318,717   252,795
       Properties and equipment, net                            9,477     7,761
       Accrued interest receivable                              3,052     2,145
       Other assets                                             7,452     2,805
                                                             --------  --------
                                               Total Assets  $450,606  $349,123
                                                             ========  ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
       Deposits:
         Demand non-interest bearing                          $47,061   $29,634
         Demand interest bearing                              150,269   108,987
         Savings and time deposits less than $100,000         141,141   108,907
         Time deposits $100,000 and over                       60,403    52,489
                                                             --------  --------
                                             Total Deposits   398,874   300,017
       Accrued interest payable                                   776       571
       Dividends payable                                          185       257
       Long-term debt                                          15,975    16,285
       Other liabilities                                        3,695     4,695
                                                             --------  --------
                                          Total Liabilities   419,505   321,825
                                                             --------  --------
       Shareholders' equity, substantially restricted:
         Preferred stock, 7%, $.01 par value, cumulative
           convertible, 5,000,000 shares authorized,
           246,000 (1995) shares outstanding                        -     6,150
         Common stock, $.01 par value, 5,000,000 shares
           authorized, 3,717,714 (1996) and 2,979,728
           (1995) shares outstanding                               37        30
         Additional paid in capital                            11,632     4,879
         Retained earnings                                     20,260    16,994
         Net unrealized loss on available for sale
           securities, net of taxes                             (828)     (755)
                                                             --------  --------
                                 Total Shareholders' Equity
                                                               31,101    27,298
                                                             --------  --------
                 Total Liabilities and Shareholders' Equity  $450,606  $349,123
                                                             ========  ========
                                   See accompanying notes.


                    ASPEN BANCSHARES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                                              Year ended December 31,
                                               1996     1995    1994
                                              ------   ------  ------
       Interest income:
         Interest and fees on loans           $28,518 $24,289 $19,818
         Investment securities:
           Interest and dividends on
           available for sale securities:
               Taxable                          3,088    2,647   2,140
               Tax exempt                         187       73       -
               Dividends                          234      209     201
           Interest on held to maturity
           securities:
               Taxable                              -      440   1,027
               Tax exempt                           -       79     180
         Deposits in banks                         58       65      53
         Federal funds sold                       782       63     194
                                              -------  ------- -------
                        Total Interest Income  32,867   27,865  23,613
                                              -------  ------- -------
       Interest expense:
         Deposits                              14,052   10,332   8,298
         Other                                  1,485    1,939   1,288
                                              -------  ------- -------
                       Total Interest Expense  15,537   12,271   9,586
                                              -------  ------- -------
         Net Interest Income Before
           Provision for Loan Losses           17,330   15,594  14,027
       Provision for loan losses                  145       36      56
                                              -------  ------- -------
         Net Interest Income After
           Provision for Loan Losses           17,185   15,558  13,971
                                              -------  ------- -------
       Non-interest income:
         Service charges on deposit accounts    1,047      768     682
         Other fees and charges                 1,006      844     952
         Gain (loss) on sale of investments,
           net                                    (2)       13     (9)
         Gain on sale of loans, net               404      363     128
         Gain (loss) on sale of other assets,
           net                                  (181)      501      37
                                              -------  ------- -------
                           Total Other Income   2,274    2,489   1,790
                                              -------  ------- -------
       Non-interest expense:
         Salaries and benefits                  6,371    5,600   4,990
         Occupancy                              1,110    1,158     910
         Furniture and fixtures                   313      383     530
         Data processing                          689      644     407
         Insurance and supervisory fees         1,641      671     820
         Professional fees                        465      577     489
         Other                                  2,819    1,807   1,482
                                               ------   ------  ------
                         Total Other Expenses  13,408   10,840   9,628
                                               ------   ------  ------
                       Income From Operations   6,051    7,207   6,133
       Provision for income taxes               1,965    2,524   2,085
                                               ------   ------  ------
                                   Net Income  $4,086   $4,683  $4,048
                                               ======   ======  ======

               Net Income Per Share - Primary  $ 1.10   $ 1.37  $ 1.17
                                               ======   ======  ======
                   Average Shares Outstanding   3,603    3,093   3,064
                                               ======   ======  ======
         Net Income Per Share - Fully Diluted  $ 1.07   $ 1.25  $ 1.08
                                               ======   ======  ======
                   Average Shares Outstanding   3,835    3,735   3,740
                                               ======   ======  ======

                           See accompanying notes.


                                    ASPEN BANCSHARES, INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS
                                       (in thousands, except share data)


                                                         Add-
                         Preferred         Common      itional           Securities
                                                       Paid in  Retained  Valuation   Treasury
                        Shares  Amount  Shares  Amount Capital  Earnings  Allowance   Shares  Amount   Total
                        ------  ------  ------  ------ -------  --------  ---------   ------  ------  -------
Balance at 12/31/93     260,000 $6,500 1,963,480 $ 20  $5,020    $10,076       $  -   65,280  $(258)  $21,358
Net unrealized gain on
 securities available
 for sale at 1/01/94          -      -         -    -       -          -         79        -      -        79
Cancel treasury shares        -      -   (65,280)  (1)   (257)         -          -  (65,280)   258         -
Redeem preferred shares  (2,000)   (50)        -    -       -         (3)         -        -      -       (53)
Cash dividend                 -      -         -    -       -       (862)         -        -      -      (862)
Five for four stock
 split effected as a
 stock dividend               -      -   474,550    5       -         (5)         -        -      -         -
Net change in unrealized
 loss on securities
 available for sale           -      -         -    -       -          -     (2,235)       -      -     (2,235)
Net income                    -      -         -    -       -      4,048          -        -      -      4,048
                       -------- ------  -------- ----  ------    -------     ------  -------   ----   --------
Balance at 12/31/94     258,000  6,450 2,372,750   24   4,763     13,254    (2,156)        -      -     22,335
Redeem preferred shares (12,000)  (300)        -    -       -          -
Stock options exercised       -      -    12,906    -     116          -         -         -      -       (300)
Cash dividend                 -      -         -    -       -       (937)        -         -      -       (937)
Five for four stock
 split effected as a
 stock dividend               -      -   594,072    6       -         (6)        -         -      -          -
Net change in unrealized
 loss on securities
 available for sale           -      -         -    -       -          -     1,401         -      -      1,401
Net income                    -      -         -    -   4,683          -         -         -      -      4,683
                       -------- ------ --------- -----  -------  -------     ------  -------   ----   --------
Balance at 12/31/95     246,000  6,150 2,979,728    30    4,879   16,994      (755)        -      -     27,298
Conversion of preferred
 for common            (246,000)(6,150)  642,674     6    6,144        -         -         -      -          -
Conversion of warrants
 for common                   -      -    93,750     1      599        -         -         -      -        600
Stock options exercised       -      -     1,562     -       10        -         -         -      -         10
Cash dividend                 -      -         -     -        -     (820)        -         -      -       (820)
Net change in unrealized
 loss on securities
 available for sale           -      -         -     -        -        -       (73)        -      -        (73)
Net income                    -      -         -     -        -    4,086         -         -      -      4,086
                       -------- ------ --------- -----  -------  -------     ------  -------   ----   --------
Balance at 12/31/96           -  $   - 3,717,714 $  37  $11,632  $20,260     $(828)        -   $  -    $31,601
                       ======== ====== ========= =====  =======  =======     ======  =======   ====   ========

                                           See accompanying notes.



                   ASPEN BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)

                                                    Year ended December 31,
                                                    1996     1995     1994
                                                   ------   ------   ------
       Operating Activities:
         Net income                                $ 4,086  $ 4,683  $ 4,048
         Adjustments to reconcile net income to
           net cash provided (used) by operating
           activities:
           Provision for loan losses                   145       36       56
           Depreciation and amortization               533      805      744
           Stock dividends                            (223)    (204)    (197)
           Amortization of premiums and accretion
             of discounts on investments and
             other assets                              162    (412)      138
           Deferred income taxes                        46     (34)      105
           Net (gain) loss on sale of investments        2     (13)        9
           Net gain on sale of loans                  (404)    (363)    (128)
           Net gain(loss) on sale and disposition
             of other assets                           181     (501)     (37)
           Proceeds from loan sales                 50,197   31,870   26,576
           Loans originated for resale            (40,927)  (41,598)  (3,543)
           Trading securities sales (purchases)          -      484     (478)
           (Increase) decrease in other assets     (1,083)      276      225
           (Increase) decrease in interest            (61)      118     (534)
             receivable
           Increase (decrease) in other
             liabilities                           (1,460)      129     (847)
                                                   -------  -------   -------
           Net Cash Provided (Used) By Operating
             Activities                            11,194    (4,724)  26,137
                                                   -------  -------   -------
       Investing Activities:
         Federal funds sold and certificates of
           deposit, net                             5,630   (20,242)  17,000
         Proceeds from maturities of held to
           maturity securities                          -     3,488    1,523
         Purchases of held to maturity securities       -       (75) (11,294)
         Proceeds from the sales of available for
           sale securities                          8,515    20,101    2,383
         Proceeds from the maturities of
           available for sale securities           18,921     2,386    6,804
         Purchases of available for sale
           securities                             (39,422)   (2,000) (15,796)
         Net (increase) decrease in loans         (24,690)    8,470  (47,993)
         Purchase of mortgage servicing rights          -    (1,194)       -
         Purchase of property and equipment          (636)   (1,226)  (1,183)
         Proceeds from the sale of property             -     1,898        -
         Sale of other real estate owned                -         -      145
         Acquisition of subsidiary, net of cash
           acquired                                (7,279)        -        -
                                                  --------  ------- --------
           Net Cash Provided (Used) By Investing
           Activities                             (38,961)   11,606  (48,411)
                                                  --------  -------  --------
       Financing Activities:
         Net increase in deposit accounts          32,474    16,651       44
         Proceeds from sale of stock and stock
           options                                    610       116        -
         Dividends paid                              (892)     (912)    (834)
         Net increase (decrease) in lines of
           credit                                       -   (20,765)   20,765
         Proceeds from long-term debt and FHLB
           advances                                36,250     2,375    12,111
         Repayments of long-term debt and FHLB
           advances                               (36,705)   (3,726)   (5,300)
         Redemption of preferred stock                  -      (300)      (53)
                                                  --------  -------  --------
           Net Cash Provided (Used) By Financing
             Activities                            31,737    (6,561)   26,733
                                                  --------   ------- --------
           Net Increase in Cash and Cash
             Equivalents                            3,970       321     4,459
       Cash and cash equivalents - beginning of
         year                                      11,144    10,823     6,364
                                                  --------  -------  --------
       Cash and cash equivalents - end of year    $15,114   $11,144   $10,823
                                                  =======   =======   =======
       Cash paid during the year
         Interest                                 $15,609   $12,101    $9,051
                                                  =======   =======   =======
         Income taxes                             $ 2,357   $ 3,223    $4,510
                                                  =======   =======   =======

                             See accompanying notes.



                       ASPEN BANCSHARES, INC. AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1996, 1995 and 1994


       NOTE 1 - ACCOUNTING POLICIES

           Basis of Presentation
           ---------------------

             The consolidated financial statements include the accounts of Aspen Bancshares, Inc., (the Company), and its subsidiaries Pitkin County Bank & Trust Company (Pitkin), Centennial Savings Bank, F.S.B. (Centennial), and Val Cor Bancorporation, Inc. (Val Cor). Val Cor owns 99.1% of the outstanding stock of Valley National Bank (Valley). All significant inter-company accounts and transactions have been eliminated in consolidation. Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the current year presentation.

           Nature of Operations
           --------------------

             The Company provides real estate mortgage and construction, commercial, and consumer loans and a variety of deposit services and products through Pitkin, Centennial, and Valley (the Banks). The principal market area for Pitkin's services and products include the Colorado mountain communities of
             Aspen, Telluride and surrounding locations. Centennial has branches located throughout western Colorado and northern New Mexico and considers these areas its market area. The southwestern corner of Colorado is Valley's principal market area.

           Use of Estimates
           ----------------

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

           Cash and Cash Equivalents
           -------------------------

             For the purpose of reporting cash flows, the Company includes as cash equivalents, all cash accounts that are not subject to withdrawal restrictions or penalties. Also included are highly liquid debt instruments and time deposits with original maturities of three months or less.

           Trading Securities
           ------------------

             Trading securities are held for resale within a short period of time and are stated at market value.

           Held to Maturity and Available for Sale Securities
           --------------------------------------------------

             Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). Securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, are classified as available for sale and carried at fair value. The unrealized gains and losses on these securities are reported net of applicable taxes in a separate component of shareholders' equity. Securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost.

             Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the interest method or the straight line method, which is not materially different from the interest method. The specific identification method is used to determine realized gains and losses on the sale of securities.


           Loans Held for Resale
           ---------------------

             Mortgage and education loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

           Loans
           -----

             Loans are reported at the principal amount outstanding, less net deferred loan origination fees and costs, loan purchase discount and premium, and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

             Beginning with fiscal 1995, the Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No. 114), and Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures (SFAS No. 118). The Company had no loans that were considered impaired during the years ended December 31, 1996 and 1995.

             A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans are not classified as impaired because of minimal payment delays or insignificant shortfalls in amounts if management expects to collect all amounts due including interest. Management determines loan impairments on a loan by loan basis for the entire portfolio.

             Accrual of interest can be discontinued on impaired loans and loans designated as nonaccrual loans. Accrual of interest on loans is generally discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due 90 days or more with respect to interest or principal. When a loan is placed on impaired or nonaccrual status, all interest previously accrued but not collected is charged against income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to such interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.


           Allowance for Loan Losses
           -------------------------

             The  allowance   for  loan  losses  is   established  through  a
             provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Management believes the allowance is adequate to absorb losses inherent in existing loans, based on evaluations of the collectibility and prior loss experience of loans. The evaluations take into consideration such factors as changes in the nature and size of the portfolio, overall portfolio quality, specific problem loans, and current and anticipated economic conditions that may affect borrowers' ability to pay.

             For impaired loans, if the present value of expected future cash flows is less than the recorded investment in the loan, an allowance is recognized with a charge to the provision for loan losses.

           Mortgage Servicing Rights
           -------------------------

             In 1995, the Company adopted Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights (SFAS No. 122). The primary effect of this statement is the recording of an asset, mortgage servicing rights (MSRs), for loans originated and sold with servicing retained. Prior to this statement, only purchased mortgage servicing rights (PMSRs) could be capitalized.

             The acquisition costs of bulk-servicing purchases and servicing rights acquired through the purchase of mortgage loans originated by others are capitalized as PMSRs. MSRs are determined upon the sale of loans with servicing retained, based on allocation of the sold mortgage loans' total cost between the MSRs and the loans (without the mortgage servicing rights) based upon their relative fair values. The PMSRs and
             MSRs capitalized do not exceed the present value of the expected net future servicing income at the time of
             acquisition.    The  PMSRs  and  MSRs  are  amortized  over  the
             estimated period of net servicing revenues. The Company periodically evaluates the PMSRs and MSRs for impairment by making its best estimate of the undiscounted anticipated future cash flows. If the recorded balance of the PMSRs and MSRs exceed these future cash flows, an allowance is recorded.

             For 1996, the Company capitalized approximately $359,000 of MSRs and amortized approximately $130,000 of PMSRs and MSRs as a reduction of loan servicing revenue. As of December 31,
             1996, the balances for PMSRs and MSRs were $1,038,000 and $446,000, respectively.

             In  1995,  the   Company  capitalized  approximately  $1,194,000
             (PMSRs) and $114,000 (MSRs), of which approximately $52,000 has been amortized as a reduction of loan servicing revenue.

           Loan Fees and Loan Costs
           ------------------------

             Loan origination fees and direct loan origination costs are deferred for long-term loans where the fee is greater than the cost and recognized as an adjustment of yield according to the straight-line method, which is not significantly different from the interest method. The net deferral is an offset to loans on the statements of financial condition, and the amortization of these fees and costs is recorded as an adjustment to interest income.

           Other Real Estate Owned
           -----------------------

             Other real estate owned and in judgment, including in-substance foreclosures, is recorded at the lower of cost (principal balance of former mortgage loan) or estimated fair value less estimated selling costs. If the estimated fair value declines after foreclosure, a valuation allowance is provided by a charge to income. Management periodically evaluates the adequacy of this allowance. Expenses of holding foreclosed properties, net of rental income, are generally charged to operations as incurred. Costs incurred in connection with improvements to the properties are capitalized unless the costs result in an amount which is in excess of the estimated fair value.


           Properties and Equipment
           ------------------------

             Properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or terms of the lease, whichever is shorter.

           Income Taxes
           ------------

             The Company uses an asset and liability approach for financial accounting and reporting for income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. The provision for income taxes includes federal and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities.

           Earnings Per Share of Common Stock
           ----------------------------------

             Primary earnings per share of common stock is based on the weighted average number of common shares outstanding and common equivalent shares arising from warrants and stock option plans. The computation of fully diluted earnings per share further assumes the conversion of the 7% cumulative convertible preferred stock, which occurred in 1996 (See Note
             9). Accounting rules governing the computation of earnings per share require that dividends on cumulative preferred stock be deducted in the earnings per share computation.

             During 1995 and 1994, the Company had a five for four stock split effected as a stock dividend. All per share data and average shares outstanding for all periods presented were adjusted to reflect the stock splits.


           Supplemental Disclosure of Cash  Flow Information
           -------------------------------------------------

             Excluded from the consolidated statement of cash flows for 1996 were the effects of non-cash investing and financing activities related to the acquisition of Val Cor. The excluded transactions are as follows (in thousands):

       Non-cash assets (and liabilities) acquired (assumed):
         Certificates of Deposit                  $    300
         Investments                                26,621
         Loans                                      40,487
         Property and equipment                      1,965
         Other assets                                5,290
         Deposits                                 (66,428)
         Other liabilities                           (956)
         Equity                                   (10,396)
                                                  --------
         Net non-cash assets and liabilities      $(3,117)
                                                  ========
         Cash and cash equivalents at
           acquisition date                       $ 3,117
                                                  ========

           Effect of New Accounting Standards
           ----------------------------------

             In June 1996, Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS No. 125) was issued. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. It requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, the derecognition of financial assets when control is surrendered and the derecognition of liabilities when they are extinguished.

             Management believes adoption of this new accounting standard will not have a material effect on financial position and results of operations, nor will adoption require additional capital resources. The Company expects to adopt this statement when required.

       NOTE 2 - ACQUISITION

             On June 18, 1996, the Company acquired Val Cor Bancorporation, Inc. Val Cor owns 99.1% of Valley's outstanding stock. Valley's primary business is the solicitation of deposits from customers and the general public and the granting of commercial, agricultural, mortgage and consumer loans. Southwestern Colorado and northern New Mexico are Valley's primary market area.

             The total purchase price of approximately $10,396,000, including acquisition expenses, was financed with available cash and the issuance of long-term debt. The acquisition has been accounted for as a purchase and the results of Val Cor have been included in the accompanying consolidated financial statements since the date of acquisition. Goodwill resulting from this acquisition of $4,336,000 is being amortized on a straight-line basis for a period of 25 years.

             The unaudited consolidated results of operations on a pro forma basis as though Val Cor had been acquired as of the beginning of 1995 are as follows (in thousands, except per share data):

                                                       1996          1995
                                                       ----          ----
                 Interest income                    $ 35,656       $ 33,686
                 Net income                         $  4,443       $  5,123
                 Net income per share-fully diluted $   1.13       $   1.26

             The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Val Cor acquisition been consummated as of the above date, nor are they necessarily indicative of future operating results.

       NOTE 3 - SECURITIES

             On January 1, 1994, the Company adopted SFAS No. 115, which addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities. Such securities are classified in three categories and accounted for as follows: debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading securities are deemed available for sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of shareholders' equity.

             During 1995, Pitkin transferred all of its held to maturity securities to available for sale primarily for liquidity. The unamortized cost and unrealized loss at the time of transfer were $10,195,000 and $18,000, respectively. This was done before the special time frame allowed by the Financial Accounting Standards Board to transfer securities regardless of the reason. Centennial transferred all of its securities from held to maturity to available for sale during the time frame allowed by the Financial Accounting Standards Board. This transfer was done primarily for liquidity. The unamortized cost and unrealized loss at the time of transfer were $11,000,000 and $51,000, respectively.


           Available for Sale Securities
           -----------------------------

             The amortized cost and estimated fair value of available for sale securities were as follows (in thousands):

                                                      Gross   Gross
                                                      Unreal- Unreal-
                                            Amortized  ized    ized     Fair
       December 31, 1996                      Cost     Gains  Losses    Value
       -----------------
       U.S. Treasury securities and
         obligations of other U.S.
         government agencies                  $38,986   $ 96   $(601)  $38,481
       Obligations of state and political
         subdivision                            6,293     75     (60)    6,308
       Corporate and other debt securities
                                                  101      -     (15)       86
       Mortgage backed securities              28,571     58    (784)   27,845
                                              ------- ------  -------  -------
         Total debt securities                 73,951    229  (1,460)   72,720
       Other securities                         5,450      -        -    5,450
                                              ------- ------ --------  -------

        Total available for sale securities   $79,401  $ 229 $(1,460)  $78,170
                                              ======= ====== ========  =======

       December 31, 1995
       -----------------
       U.S. Treasury securities and
         obligations of other U.S.
         government agencies                  $16,742   $ 42   $(491)  $16,293
       Obligations of state and political
         subdivision                            2,710     13      (5)    2,718
       Corporate and other debt securities        101      -      (5)       96
       Mortgage backed securities              20,215     10    (652)   19,573
                                              ------- ------  -------  -------
         Total debt securities                 39,768     65  (1,153)   38,680
       Other securities                         3,494      9        -    3,503
                                              ------- ------  -------  -------
        Total available for sale securities   $43,262   $ 74 $(1,153)  $42,183
                                              ======= ====== ========  =======

             Other securities consist primarily of Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) stock, which is carried at cost. At December 31, 1996 and 1995, this category also included marketable equity securities totaling $57,000 and $61,000, respectively.

             The net loss on sale of available for sale securities during 1996 was $2,000 (gross gains of $18,000 and gross losses of $20,000). The net gain on sale of available for sale securities during 1995 was $13,000 (gross gains of $92,000 and gross losses of $79,000). The net loss on sale of available for sale securities during 1994 was $9,000 (gross gains of $26,000 and gross losses of $35,000).

             The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, were as follows (in thousands):
                                               Available for Sale
                                               ------------------
                                                Amortized    Fair
                                                   Cost      Value
                                                ---------  -------
       Due in one year or less                    $12,022  $12,026
       Due after one year through five years       21,269   21,155
       Due after five years through ten years      10,115    9,744
       Due after ten years                          1,974    1,950
                                                  -------  -------
                                                   45,380   44,875
       Mortgage backed securities                  28,571   27,845
                                                  ------- --------
       Total debt securities                      $73,951  $72,720
                                                  ======= ========

             Market value of securities pledged at December 31, 1996 for public, customer and other deposits and FHLB advances totaled $66,845,000.

       NOTE 4 - LOANS

                The following is a summary of loans receivable at December 31 (in thousands):
                                         1996      1995
                                        -----     -----
       Real estate mortgage            $199,058  $180,085
       Real estate construction          20,011    11,870
       Commercial                        37,508    26,488
       Installment and other             56,102    36,549
       Agricultural                       9,255         -
                                       --------  --------
                                        321,934   254,992
       Less allowance for loan losses   (3,217)   (2,197)
                                       --------  --------
         Total loans receivable        $318,717  $252,795
                                       ========  ========


             Changes in the allowance for loan losses are summarized as follows
              (in thousands):
                                                        Year ended December
                                                                31,
                                                         1996   1995   1994
                                                        -----   -----  -----
       Balance at beginning of period                   $2,197 $2,178 $2,074
       Provision for loan losses charged to operations     145     36     56
       Loan charge-offs                                   (137)   (19)   (40)
       Loan recoveries                                     107      2     88
       Other - Valley balance at acquisition date          905      -      -
                                                        ------ ------ ------
         Balance at end of period                       $3,217 $2,197 $2,178
                                                        ====== ====== ======


             Mortgage loans of $137,345,000 were eligible as collateral for FHLB advances at December 31, 1996. Also, mortgage loans of $1,749,000 were pledged to secure public deposits at December 31, 1996.

             Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at December 31, 1996 and 1995 were $193,180,000 and $189,239,000, respectively.


       NOTE 5 - PROPERTIES AND EQUIPMENT

             Properties and equipment are stated at cost and consist of the following at December 31 (in thousands):

                                                           1996      1995
                                                          ------    ------
       Building and improvements                          $7,215    $4,719
       Furniture and equipment                             4,768     3,705
       Leasehold improvements                                599       437
                                                         -------   -------
                                                          12,582     8,861
        Less accumulated depreciation and amortization    (4,708)   (2,364)
                                                         -------   -------
                                                           7,874     6,497
       Land                                                1,603     1,264
                                                         -------   -------
         Total                                            $9,477    $7,761
                                                         =======   =======

             Depreciation  expense for  the  years ended  December 31,  1996,
             1995,  and  1994   was  approximately  $533,000,  $805,000,  and
             $744,000, respectively.

       NOTE 6 - BORROWED FUNDS

             Long-term debt consisted of the following at December 31 (in thousands):

                                                      1996     1995
                                                     ------   ------
       Federal Home Loan Bank advances, interest
         rates from 5.3% to 8.2% at December 31,
         1996; various maturities through 2002;
         collateralized by loans                     $10,100  $14,785
       Bank debt, interest at 1.25% above prime
         rate (9.50% at December 31, 1996);
         quarterly principal and interest
         payments; collateralized by stock of
         Pitkin, Centennial, Val Cor, and Valley.      5,875    1,500
                                                     -------  -------
         Total                                       $15,975  $16,285
                                                     =======  =======

             Pitkin, Centennial, and Valley each have a line of credit for short-term purposes with the FHLB of $30,000,000, $40,000,000, and $5,000,000, respectively. If the need arises, Pitkin and Centennial may rely upon additional advances from the FHLB and FRB discount window to supplement their supply of lendable funds or to meet deposit withdrawal requirements.

             The terms of the Company's bank debt contain various restrictive
             covenants.    As  of  December 31,  1996,  the  Company  was  in
             compliance with all such covenants.

             The following table summarizes the maturities of long-term debt (in thousands):

                               Year
                              -----
                               1997                     $1,000
                               1998                      6,500
                               1999                      6,500
                               2000                      1,500
                               2001                        375
                               2002 and thereafter         100
                                                       -------
                                      Total            $15,975
                                                       =======

       NOTE 7 - INCOME TAXES

             Income tax expense (benefit) is summarized as follows (in
             thousands):
                                                  Year ended
                                                  December 31,
                                            1996      1995     1994
                                           -----      -----   -----
            Current:
               Federal                      $1,766   $2,288  $1,900
               State                           153      270      80
                                            ------   ------  ------
                                             1,919    2,558   1,980
               Deferred (primarily federal)     46     (34)     105
                                            ------  ------   ------
           Total                            $1,965   $2,524  $2,085
                                            ======   ======  ======


             The differences between the U.S. federal statutory tax rate and the Company's effective rate are as follows (in thousands):

                                                    Year ended
                                                    December 31,
                                              1996      1995     1994
                                             ------    ------   ------
       Tax based on statutory rate            $2,058   $2,450   $2,085
       State income taxes, net of federal        147      196       38
       benefit
       Tax-exempt interest                       (66)     (37)     (51)
       Thrift tax bad debt deduction
         in excess of book provision               -     (108)      (1)
       Other, net                               (174)      23       14
                                              ------   ------   ------
         Total                                $1,965   $2,524   $2,085
                                              ======   ======   ======


             Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets and deferred tax liabilities, recorded on the balance sheet as a deferred tax liability as of December 31, 1996, are as follows (in thousands):

                                                   Deferred   Deferred
                                                     Tax        Tax
                                                    Assets   Liabilites

         Difference between tax basis and
         carrying basis of acquired subsidiary         $   -       $598
         Difference between tax basis and                  -
         carrying basis of investments                              519
         Excess tax bad debt reserve over base             -
         year reserve                                               479
         Depreciation                                      -        263
         Excess book provision for loan losses
         over bank tax provisions                        719          -
         State net operating loss carry forward          156          -
         Deferred loan fees, net                          48          -
         Other, net                                       27          -
                                                        ----     ------
                                                        $950     $1,859
                                                        ====     ======

             In 1996, the Company determined that a valuation allowance for deferred tax assets was unnecessary since it is more likely than not that deferred tax assets will be realized through future taxable income and tax planning strategies. Therefore, in 1996, the valuation allowance of $70,000 was eliminated.

             Base year bad debt reserves for tax purposes for Centennial at December 31, 1996 were $3,838,000. No deferred income tax liability has been provided for these reserves which are included in retained earnings. If such reserves are used for purposes other than to absorb bad debts of Centennial, the amount used is subject to the then current corporate income tax rate.
             At  December   31,  1996,  Val   Cor  had  net   operating  loss
             carryforwards for state income tax purposes of approximately $3,083,000, which expire in 2004 through 2007. These net operating loss carryforwards can be used to reduce future separate state taxable income of Val Cor. There were no net operating loss carryforwards for federal income tax purposes.

       NOTE 8 - RELATED PARTY TRANSACTIONS

             Certain directors, officers, and companies with which they are associated, were customers of, and had banking transactions with, the Company or its subsidiaries in the ordinary course of business. It is the Company's policy that all loans and commitments to lend to officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.

             Activity in loans to directors and executive officers is summarized as follows (in thousands):

                                                Year ended December 31,
                                                    1996        1995
                                                   ------      ------
        Beginning balance                          $2,798      $2,568
        Loans disbursed                             1,771       2,083
        Principal repayments and changes in
          directors and officers                    (818)     (1,853)
        Valley balance at acquisition date            599           -
                                                   ------      ------
          Ending balance                           $4,350      $2,798
                                                   ======      ======


             Pitkin sells participating interests in loans to officers, directors, shareholders, other individuals, affiliated entities of the foregoing, Centennial, Valley and other entities. At December 31, 1996 and 1995, participations of approximately $7,848,000 and $3,609,000, respectively, were held by related parties.

             In addition to loan and deposit arrangements, Pitkin leases the unowned portion of the building it occupies from a related
             partnership.  The lease  expires September  30,  2013.   Certain
             partners in the partnership are also shareholders in the Company. Pitkin has an option to purchase the remaining 40% interest in the building for $572,000.

       NOTE 9 - SHAREHOLDERS' EQUITY

          Regulatory Matters

             The banking subsidiaries of the Company are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators. These actions, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory
             accounting    practices.       Bank's   capital    amounts   and
             classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

             Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the
             regulations)   to  risk-weighted  assets  (as   defined  in  the
             regulations), and of Tier 1 capital to average assets (as defined in the regulations). As of December 31, 1996, the most recent notification from applicable regulatory agencies categorize the Company's banking subsidiaries as adequately capitalized under the regulatory framework for prompt corrective actions. To be categorized as adequately capitalized, the Banks must maintain minimum ratios as set forth in the following table:


                                                                Capitalized Under
                                             For Capital        Prompt Corrective           Purposes     Action Provisions
As of December 31, 1996     $               $       Ratio        $        Ratio
-----------------------   -------------   -----------------     ----------------
Total Capital
 (to risk weighted assets)
   Consolidated         $30,749  10.39% >  $23,672 >  8.00%       N/A
   Pitkin               $12,428  11.96% >   $8,313 >  8.00% >   $10,391  > 10.00%
   Valley                $7,313  16.44% >   $3,559 >  8.00% >    $4,449  > 10.00%
   Centennial           $15,186  11.59% >  $10,479 >  8.00% >   $13,099  > 10.00%
Tier 1 Capital
 (to risk weighted assets)
   Consolidated         $27,532  9.30% >  $11,836 >   4.00%         N/A
   Pitkin               $11,128 10.71% >   $4,156 >   4.00% >    $6,235  >  6.00%
   Valley                $6,751 15.18% >   $1,779 >   4.00% >    $2,669  >  6.00%
   Centennial           $14,327 10.94% >   $3,930 >   3.00% >    $7,859  >  6.00%
Tier 1 Capital
 Consolidated(to average
   assets)              $27,532  6.12% >  $18,008 >   4.00% >       N/A
 Pitkin(to average
  assets)               $11,128  7.05% >   $6,310 >   4.00% >    $7,888  >  5.00%
 Valley(to average
  assets)                $6,751  8.72% >   $3,098 >   4.00% >    $3,872  >  5.00%
 Centennial(to adjusted $14,327  6.94% >   $8,263 >   4.00% >   $10,329  >  5.00%
  total assets)


             Also,  Centennial's tangible equity and  tangible capital ratios
             were   both  7%  at  December   31,  1996,  which   exceeds  the
             requirement for capital adequacy purposes of 2% and 1.5%, respectively.


           Preferred Stock
           ---------------

             On April 15, 1996, all of the Company's issued and outstanding shares of preferred stock were converted to common stock. Each share of preferred was converted into 2.6125 shares of common resulting in the issuance of 642,674 shares of common stock. Dividends on the stated value of preferred stock were cumulative at 7% annually, payable quarterly.


           Warrants
           --------

             On June 28, 1996, all issued and outstanding warrants were exercised to purchase 93,750 shares of the Company's common stock at a purchase price of $6.40 per share.

       NOTE 10 - LEASE OBLIGATION

             At December 31, 1996, the Company was obligated under non-cancelable operating leases for office space and branch facilities. Projected minimum rental payments under operating leases are as follows (in thousands):
                              Year
                              ----
                              1997                                 $271
                              1998                                  174
                              1999                                  132
                              2000                                   78
                              2001                                   57
                              2002 and thereafter                   710
                                                                 ------
                                Total minimum payments required  $1,422
                                                                 ======

           Rental expense for the years ended December 31, 1996, 1995, and 1994 for all operating leases with terms longer than one year was approximately $301,000, $254,000, and $185,000, respectively.

       NOTE 11 - STOCK OPTIONS

           At December 31, 1996, the Company had an incentive stock option plan and a non-qualified stock option plan. The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for these plans. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                              Year ended December 31,
                                               (in thousands except
                                                 per share data)


                                                    1996   1995
                                                   -----  -----
               Net Income          As reported    $4,086  $4,683
                                   Pro forma      $3,989  $4,557

               Primary earnings    As reported     $1.10   $1.37
                  per share        Pro forma       $1.07   $1.33

               Fully diluted       As reported     $1.07   $1.25
                earnings per share Pro forma       $1.01   $1.22

           Incentive Stock Option Plan
           ---------------------------

             The Company's incentive stock option plan (the Plan) authorizes the grant to directors, officers, and employees, of options to purchase an aggregate of 156,250 shares of the Company's common stock. The Plan has certain eligibility provisions for all participants and restrictions for those individuals who are greater than ten percent shareholders.

             Under the terms of the Plan, stock options are granted with option prices at fair market value as of the date of the grant and are exercisable at any time prior to ten years from the grant date. The Company granted additional options for 6,109 shares on January 2, 1997, which are exercisable at any time prior to six years from the grant date.

           Non-qualified Stock Option Plan
           -------------------------------

             A non-qualified stock option plan (NSOP) was approved by the Company's shareholders during 1993. Under the NSOP, 156,250 shares were reserved for options to be granted to certain directors and advisory directors of the Company. Directors are granted options in January for 1,000 shares for the prior year of service as a director. A director must serve a minimum of five years before options can be exercised. Advisory directors are granted options for 100 shares for each board meeting attended. These shares are granted in January and are exercisable at date of grant. Advisory directors receive no other compensation. The option price is the fair market value of the Company's common stock on the date the option is granted. The Company granted additional options for 13,400 shares on January 2, 1997, which are exercisable at any time prior to six years from the grant date.

             A summary of the transactions of the incentive and non-qualified stock option plans follows:

                                        Incentive Plan    Non-qualified Plan
                                        --------------    ------------------
                                                Weighted            Weighted
                                                Average              Average
                                      Shares    Exercise    Shares  Exercise
                                                 Price                Price
       Outstanding December 31, 1993  123,828    $6.32      60,938     $9.60
       Granted                          1,563    10.88      11,879     10.88
                                      -------               ------
       Outstanding December 31, 1994  125,391     6.38      72,817      9.81
       Granted                         13,750     9.40      17,250      9.40
       Exercised                      (4,687)     5.87      (9,250)     9.57
                                      -------               ------
       Outstanding December 31, 1995  134,454     6.70      80,817      9.75
       Granted                         11,000    13.38      12,400     13.38
       Exercised                       (1,562)    6.40           -      0.00
                                      -------               ------
       Outstanding December 31, 1996  143,892    $7.22      93,217    $10.23
                                      =======               ======
       Exercise Price Range            $4.80 to $13.38      $9.40 to $13.38
       Weighted average fair value
        of options granted during 1996          $13.38               $13.38

       Weighted average remaining
          contractual life                  5.75 years            7.27 years


       NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

             The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

             Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of one year or less or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained as considered necessary by the Company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

             Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. Most standby letters of credit are issued for one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral requirements vary but, in general, follow the requirements for other loan facilities.

             A summary of the Company's commitments at December 31, 1996 follows (in thousands):

             Commitments to extend credit secured by real estate      $13,314
             Standby letters of credit                                  4,050
             Other commitments                                         18,136
                                                                      -------
               Total                                                  $35,500
                                                                      =======

       NOTE 13 - CONCENTRATION OF CREDIT RISK

             The Company, through its subsidiaries, grants real estate mortgages and construction, commercial and installment and agricultural loans to customers located throughout western Colorado and northern New Mexico. Loans, commitments and standby letters of credit have been granted to customers in the Company's market area.

       NOTE 14 - CONTINGENCIES

             At December 31, 1996, Pitkin owned 70.2% of the total capital stock of Thatcher Financial Group, Inc. (TFG). Pitkin acquired the stock at sale of the collateral on a loan made by Pitkin. TFG's primary asset was 100% of the common stock of Thatcher Bank, F.S.B. (Thatcher Bank). Pitkin also had a loan collateralized by the stock of Thatcher Bank and an art collection. During 1993, Pitkin sold the stock of Thatcher Bank and part of the art collection. Proceeds from the sales were used to satisfy outstanding loan principal, interest and expenses related to the loans made by Pitkin. Directors of TFG, certain of whom are parties related to Pitkin, are in the process of determining and resolving outstanding liabilities, including possible federal and state income taxes payable. After determination and payment of outstanding liabilities of TFG, TFG directors plan to distribute the remaining funds, if any, to the shareholders of TFG. There is no determination as to when this can be accomplished. Pitkin has not recorded any asset with respect to its ownership of TFG stock. At December 31, 1996, TFG had net assets, primarily cash and investments, of approximately $1,000,000 (unaudited).

             On November 19, 1996, the Company signed an Agreement of Merger and an Agreement and Plan of Reorganization (collectively, the Agreement) with Zions Bancorporation (Zions). The Agreement provides for the merger of the Company into Zions, whereby Zions will be the surviving corporation. Upon consummation of the Agreement, each outstanding share of the Company's common stock will be converted into a right to receive a certain number of shares of Zions' common stock. The purchase price is $73,000,000 plus certain accretions. The Company is responsible for its expenses associated with the merger including an advisory fee of approximately $1,500,000. The Agreement is subject to certain contingencies, including shareholder and regulatory approval.

             The Company granted an option to Zions to purchase up to 19.9% of the Company's common stock as an inducement for Zions to enter into the Agreement. Under this option, Zions has the right to purchase up to 739,825 shares of the Company's common stock for $18.875 per share. Zions may exercise the option only upon the occurrence of a triggering event which has been defined to include actions by the Company's board of directors that authorize or support the execution of a merger agreement or offer with another party or recommend the Company's shareholders not approve the Agreement, a willful material breach by the Company, or certain actions by any third party relative to their acquisition of the Company.

             On September 17, 1996, Centennial voluntarily entered into a Supervisory Agreement with the Office of Thrift Supervision
             (OTS). The Supervisory Agreement requires Centennial to take actions to achieve compliance with applicable consumer and public interest related laws and regulations and related safe and sound business practices, review its records to determine if disclosures of finance charges and/or annual percentage rates to its customers were accurate, establish and maintain accurate and complete records demonstrating its regulatory compliance with the various consumer laws and regulations and implement a compliance program relative to consumer and public interest related laws and requirements. Management and the board of directors of Centennial have established policies and procedures to comply with all aspects of the Supervisory Agreement.

             In the normal course of business, the Company and its subsidiaries are involved in various legal actions arising from its lending, collection and operational activities. In the opinion of management, the outcome of these legal actions will not significantly affect the financial position of the Company.

       NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

             Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company's fair values should not be compared to those of other financial institutions.

             Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market of the Company.

             The carrying amounts reported in the statement of condition for cash and due from banks, interest-bearing deposits in banks and federal funds sold approximate fair value.

             Fair values for available for sale securities are based on quoted market prices of dealer quotes. If quoted prices are not available for the specific security, fair values are based on quoted market prices of comparable instruments.

             For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using a discounted cash flow analysis, based on interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Loan commitments, letters of credit and unused commitments generally have short-term, variable rate features and contain clauses which limit the Company's exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at December 31, 1996, are reasonable estimates of fair value.

             By definition, fair values of deposits with no stated maturities, such as demand deposits, savings and NOW accounts and money market deposit accounts are equal to the amounts payable on demand at the reporting date. The fair values of all other fixed rate deposits are based on discounted cash flows using rates currently offered for deposits of similar remaining maturities.

             The fair value of long-term debt with fixed rates is based on quoted market prices for similar issues, or current rates offered to the Company for debt of the same remaining maturity. For long-term debt with floating rates, fair value and carrying value are considered the same.

             The estimated fair values for the Company's on-balance sheet financial instruments were as follows at December 31 (in thousands):
                                        1996                 1995
                                        ----                 ----
                                 Carrying     Fair    Carrying     Fair
                                  Amount     Value     Amount     Value
                                 --------   -------   --------   -------
    Financial Assets:
     Cash and due from banks      $15,114   $15,114    $11,144   $11,144
     Certificates of deposit          400       400          0         0
     Federal funds sold            17,540    17,540     20,740    20,740
     Available for sale securities 78,170    78,170     42,183    42,183
     Loans held for resale            684       684      9,550     9,708
     Loans                        318,717   318,597    252,795   252,771
   Financial Liabilities:
     Deposits                     398,874   399,822    300,017   300,257
     Long-term debt                15,975    15,778     16,285    16,374


                    NOTE 16 - PARENT  COMPANY ONLY FINANCIAL INFORMATION

                         CONDENSED PARENT COMPANY ONLY
                       STATEMENTS OF FINANCIAL CONDITION
                                (in thousands)

                                                  December 31,
                                                 1996      1995
                                                 -----    -----
       Assets:
          Cash                                     $514     $252
          Investment in banking subsidiaries     36,821   27,104
          Other assets                              691    2,726
                                                -------  -------
       Total Assets                             $38,026  $30,082
                                                =======  =======

       Liabilities and shareholders' equity:
          Dividends payable                        $185     $257
          Other liabilities                          37      272
          Borrowed funds                          5,875    1,500
          Shareholders' equity                   31,929   28,053
                                                -------  -------
       Total Liabilities and Shareholders'
       Equity                                   $38,026  $30,082
                                                =======  =======

       STATEMENTS OF INCOME

                                                 Year ended December 31,
                                                 1996      1995    1994
                                                ------    ------  ------
       Revenue:
       Equity in earnings of banking
         subsidiaries                            $4,671   $5,148  $4,561
          Other income                               15        0      18
       Expense:
          Operating expenses                       (938)    (729)   (834)
          Income tax benefit                        338      264     303
                                                 ------   ------  ------
       Net Income                                $4,086   $4,683  $4,048
                                                 ======   ======  ======

       STATEMENTS OF CASH FLOWS

                                                 Year ended December 31,
                                                 1996      1995    1994
                                                ------    ------  ------
       Operating Activities:
          Net income                             $4,086   $4,683  $4,048
          Adjustments to reconcile net income to
             net cash used for operating activities:
            Earnings of subsidiaries             (4,671)  (5,148) (4,561)
            (Increase) decrease in  other
            assets and accrued liabilities
                                                    164     (220)     27
                                                 ------    ------  ------
       Net Cash Used By Operating Activities       (421)    (685)   (486)
                                                  ------   ------  ------
       Investing Activities:
        Dividends received from subsidiaries      7,050    2,960   4,913
        Purchase of equipment                       (64)    (522)    (45)
        Acquisition of subsidiary               (10,396)       0       0
                                                --------  -------  ------
       Net Cash Provided (Used) By Investing
        Activities                               (3,410)   2,438   4,868
                                                --------  -------  ------
       Financing Activities:
        Proceeds (repayment) of bank loan, net    4,375   (1,000) (3,000)
        Payment of dividends                       (892)    (912)   (834)
        Proceeds (redemption) of stock, net         610     (184)    (53)
                                                --------  ------- -------
       Net Cash Provided (Used) By Financing
        Activities                                4,093   (2,096) (3,887)
      Net Increase (Decrease) in Cash               262     (343)    495
       Cash - beginning of period                   252      595     100
                                                  ------   ------  ------
       Cash - end of period                        $514     $252    $595
                                                  ======   ======  ======


                                      SIGNATURES


                 Pursuant to the requirements of  the Securities and Exchange
             Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    Aspen Bancshares, Inc.
                                                    ---------------------
                                                    Registrant


                 Date: March 7, 1997                /s/: Amy G. Beidleman
                                                    ---------------------
                                                    Amy G. Beidleman
                                                    Vice President/Chief
                                                    Financial Officer/Secretary